Exhibit 10.23

IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF PENNSYLVANIA

MARCHBANKS TRUCK SERVICE, INC., et al., on behalf of itself and all others similarly situated, Plaintiffs, v. COMDATA NETWORK, INC., d/b/a COMDATA CORPORATION, et al., Defendants.	Civil Action No. 07-1078-JKG Consolidated Case

DEFINITIVE MASTER CLASS SETTLEMENT AGREEMENT

i

TABLE OF EXHIBITS

Exhibit

Sample Claim Form	A

Proposed Final Judgment	B

Proposed Final Approval Order	C

Long Form Notice	D

Plan of Administration and Distribution	E

Proposed Preliminary Approval Order	F

Publication Notice	G

Escrow Agreement	H

Sample Merchant Services Agreement	I

Declaration of Settlement Administrator	J

ii

WHEREAS, in or around March 2007, several independent Truck Stops filed lawsuits on behalf of a proposed class of independent Truck Stops and retail fueling merchants against Comdata and/or Ceridian in the U.S. District Court for the Eastern District of Pennsylvania and, in or around June 2007, filed similar lawsuits against Comdata, Ceridian and/or the Major Chains  in the U.S. District Court for the Middle District of Tennessee (the “Actions” as defined below) alleging, among other things, that certain provisions in Comdata’s Merchant Services Agreements with members of the proposed class, as well as certain supposed agreements with the Major Chains, violated Section 1 and/or Section 2 of the Sherman Act;

WHEREAS, the actions filed in the U.S. District Court for the Eastern District of Pennsylvania were consolidated by the Honorable James Knoll Gardner under Civil Action No. 07-CV-1078-JKG and certain Plaintiffs’ Class Counsel were appointed interim Co-Lead Counsel and Liaison Counsel for the Plaintiffs and the proposed class;

WHEREAS, on May 1, 2007, Plaintiffs filed on behalf of themselves and the proposed class a Consolidated Amended Complaint against Comdata and Ceridian in the U.S. District Court for the Eastern District of Pennsylvania alleging violations of Sections 1 and 2 of the Sherman Act;

WHEREAS, on June 22, 2007, Comdata filed an answer with affirmative defenses to Plaintiffs’ Consolidated Amended Complaint and Ceridian moved to dismiss Plaintiffs’ Consolidated Amended Complaint for failure to state a claim under Rule 12(b)(6) of the Federal Rules of Civil Procedure;

WHEREAS, the cases filed in the U.S. District Court for the Middle District of Tennessee were dismissed voluntarily in or around July 2007;

WHEREAS, on September 18, 2007, after Ceridian’s Motion to Dismiss the Consolidated Amended Complaint was fully briefed, and after Plaintiffs and Ceridian had entered into a tolling agreement providing for, inter alia, Ceridian’s cooperation with Plaintiffs in discovery, Plaintiffs dismissed their claims without prejudice as to Ceridian only and Ceridian’s Motion to Dismiss was denied as moot on December 19, 2007;

WHEREAS, Plaintiffs and Comdata subsequently engaged in extensive document and deposition discovery, including the production of millions of pages of documents by Comdata, Plaintiffs, and third-parties, collectively;

WHEREAS, on April 6, 2009, Plaintiffs filed a Motion for Leave to File a Second Consolidated Amended Complaint, seeking, among other things, to rejoin Ceridian as a party to the case and to assert claims under Sections 1 and 2 of the Sherman Act against each of the Major Chains;

WHEREAS, with its Motion for Leave to File a Second Consolidated Amended Complaint pending before the Court, in order to preserve the statute of limitations, Plaintiffs on behalf of themselves and a proposed class of independent Truck Stops and other retail fueling merchants filed on May 21, 2009 a separate case in the U.S. District Court for the Eastern District of Pennsylvania against Ceridian and the Major Chains only;

WHEREAS, on July 17, 2009, Plaintiffs filed their Motion for Class Certification in the original case pending against Comdata and Plaintiffs and Comdata thereafter engaged in expert discovery, including depositions, with respect to one another’s class certification experts;

WHEREAS, before Comdata’s opposition to Plaintiffs’ Motion for Class Certification was due, on November 10, 2009, the Court dismissed Plaintiffs’ Motion for Class Certification as moot, and on March 25, 2010, Plaintiffs’ separate lawsuit against Ceridian and the Major

Chains was consolidated into Plaintiffs’ lawsuit against Comdata and Plaintiffs were granted leave to file a Second Consolidated Amended Complaint;

WHEREAS, on March 31, 2010, Plaintiffs filed a Second Consolidated Amended Complaint naming Comdata, Ceridian and the Major Chains as Defendants;

WHEREAS, all Defendants moved to dismiss the Second Consolidated Amended Complaint, and on March 24, 2011, the Court denied such motions as to all Defendants except for the TA Defendants and ordered Plaintiffs to file a Third Consolidated Amended Complaint (Marchbanks Truck Service Inc. v. Comdata Network, Inc., No. 07-1078, 2011 U.S. Dist. LEXIS 158011, 2011 WL 11559549 (E.D. Pa. Mar. 24, 2011));

WHEREAS, on April 21, 2011, Plaintiffs filed their Third Consolidated Amended Complaint against all Defendants;

WHEREAS, on May 6, 2011, all Defendants, with the exception of Comdata, moved to dismiss the Third Consolidated Amended Complaint and, on May 19, 2011, Comdata filed an Answer with Affirmative Defenses to Plaintiffs’ Third Consolidated Amended Complaint;

WHEREAS, on March 29, 2012, the Court denied Defendants’ motions to dismiss the Third Consolidated Amended Complaint and the remaining Defendants filed answers on April 30, 2012;

WHEREAS, during the pendency of the various motions to dismiss, Plaintiffs and Defendants engaged in additional and substantial document and deposition discovery;

WHEREAS, during this time period, all Plaintiffs and Defendants participated in a settlement conference with Magistrate Judge Perkin on or about May 9, 2011, and Plaintiffs, on the one hand, and Comdata and Ceridian, on the other, participated in a separate private mediation on July 12, 2012, with retired District Court Judge Layn R. Phillips of Irell & Manella LLP, but were unable to reach any settlements;

WHEREAS, on June 7, 2013, Plaintiffs filed their second Motion for Class Certification under Rule 23(b)(3) of the Federal Rules of Civil Procedure, seeking certification of a litigation class, defined in material part to include “truck stops and other retail merchants with one or more physical locations in the United States that paid transaction fees on Over-the-Road (“OTR”) Fleet Card transactions, which fees were computed based on a percentage of the purchase amount, directly to Comdata at any time from March 1, 2003 through June 30, 2010 [with the exception of] the Major Chains [and] Wilco Hess….”

WHEREAS, Plaintiffs’ June 7, 2013 Motion for Class Certification was accompanied by the opinions of three economic experts for class and merits purposes (all of whom were deposed), to which Comdata and the other Defendants responded on September 27, 2013, proffering the opinions of a total of three economic experts, two of which related both to class and the merits (all of whom were deposed);

WHEREAS, on August 30, 2013, Plaintiffs moved to disqualify certain of Defendants’ experts and Defendants moved to disqualify Plaintiffs’ proffered experts, responses to such motions were filed on September 20, 2013, and a hearing was held on those motions on October 28 and 29, 2013;

WHEREAS, Ceridian filed a motion for summary judgment on Plaintiffs’ claims against it only on September 11, 2013, Plaintiffs responded on November 26, 2013, and Ceridian filed a reply on December 20, 2013;

WHEREAS, a trial was scheduled in this matter to begin on August 18, 2014;

WHEREAS, while Ceridian’s motion for summary judgment, the various motions to disqualify experts, and Plaintiffs’ class certification motion were pending, the Parties all participated in a private mediation before Professor Eric D. Green of Resolutions LLC on December 9, 2013;

WHEREAS, after extensive subsequent arm’s length negotiations took place between Class Counsel and Comdata’s Counsel and Ceridian’s Counsel under the supervision of Professor Green during December 2013, Plaintiffs, on the one hand, and Comdata and Ceridian, on the other hand, reached a settlement, which was documented in a detailed memorandum of understanding that was signed on behalf of those parties on December 31, 2013;

WHEREAS, after further arm’s length negotiations took place between Class Counsel and Counsel for Love’s, Plaintiffs, on the one hand, and Love’s, on the other hand, reached a settlement, which was documented in a separate memorandum of understanding that was signed on behalf of those parties on January 3, 2014;

WHEREAS, on or about January 9, 2013, the Court held a settlement conference with Class Counsel and TA Defendants’ Counsel and Pilot Defendants’ Counsel, and after additional separate arm’s length negotiations between Class Counsel and counsel for the TA Defendants and the Pilot Defendants under the supervision of the Court, those parties reached separate settlements, which were documented in a joint memorandum of understanding that was signed on behalf of those parties on January 21, 2014;

WHEREAS, the Parties’ obligations with respect to each of the memoranda of understanding are separate, distinct, and not contingent upon one another, but the Parties have agreed that, for the convenience of the Court and for purposes of streamlining the settlement process for the benefit of the Settlement Class, those settlements shall be memorialized in a single master Settlement Agreement;

WHEREAS, Plaintiffs and Plaintiffs’ Class Counsel, having conducted substantial discovery, investigated the facts and underlying events relating to the subject matter of their claims, and carefully analyzed the applicable legal principles, believe based upon their investigation, and taking into account the risks, uncertainties, burdens, and costs of further prosecution of their claims, and taking into account the substantial benefits to be received, that the resolutions and compromises reached between Plaintiffs, on the one hand, and Defendants, on the other, which were initially described in the Parties’ various memoranda of understanding, and which are set forth in greater detail herein, are fair, reasonable and adequate and that settlement under the terms set forth herein is in the best interests of the proposed Settlement Class;

WHEREAS, Defendants, for the purpose of avoiding the burden, expense, risk, and uncertainty of continuing to litigate the Plaintiffs’ claims, and for the purpose of putting to rest all controversies with Plaintiffs and the Settlement Class that were or could have been alleged, and without any admission of liability or wrongdoing whatsoever, desire to enter into this settlement, which was initially described in the Parties’ various memoranda of understanding, and which is set forth in greater detail herein;

WHEREAS, it is agreed between Plaintiffs, on the one hand, and Defendants, on the other, that this Settlement Agreement shall not be deemed or construed to be an admission, concession, or evidence of any violation of any federal, state, or local statute, regulation, rule, or other law, or principle of common law or equity, or of any liability or wrongdoing whatsoever, by any Defendant, or of the truth of any of the claims that the Plaintiffs have asserted against any Defendant;

NOW, THEREFORE, without any admission or concession by Plaintiffs of any lack of merit to their allegations and claims, and without any admission or concession by Defendants of any liability or wrongdoing or lack of merit in their defenses, in consideration of the mutual covenants and terms contained herein, and subject to the final approval of the Court, the Parties agree as follows:

I.                                        DEFINITIONS

1.             For purposes of this Settlement Agreement, the following words and terms shall be defined to have the meanings set forth below, and all undefined words and phrases shall have their usual and customary meaning.

a.             “Action” or “Actions” means all pending or prior actions that were consolidated in the United States District Court for the Eastern District of Pennsylvania under the caption Marchbanks Truck Service, Inc. d/b/a/ Bear Mountain Truck Stop, et al. v. Comdata Network, Inc. d/b/a Comdata Corporation, No. 07-0178-JKG (E.D. Pa.), as well as any other related cases, including, but not limited to, the following:

1.             Universal Delaware, Inc. d/b/a Gap Truck Stop v. Comdata Network, Inc., et al., No. 07-1078 (E.D. Pa.);

2.                                      Marchbanks Truck Service, Inc. d/b/Bear Mountain Travel Stop v. Comdata Network, Inc. et al., No. 07-1128 (E.D. Pa.);

3.                                      Mahwah Fuel Stop v. Comdata Network, Inc. et al., No. 07-1323 (E.D. Pa.);

4.             Gerald Krachey d/b/a Krachey’s BP South v. Comdata Network, Inc., No. 07-1732 (E.D. Pa.);

5.             Walt Whitman Truck Stop v. Comdata Network, Inc. et al., No. 07-2829 (E.D. Pa.);

6.             Nu-Way Cooperative v. Comdata Network, Inc. et al., No. 07-1734 (E.D. Pa.);

7.             Universal Delaware, Inc. d/b/a Gap Truck Stop v. Ceridian Corporation et al., No. 09-2327 (E.D. Pa.);

8.             Riverbend Truck Stop & Palace Casinos, Inc. v. Ceridian Corporation, et al., No. 07-647 (M.D. Tenn.);

9.             Minnows LLC v. Ceridian Corporation, et al., No. 07-658 (M.D. Tenn.);

10.          Dickerson Petroleum, Inc.  v. Ceridian Corporation, et al.,  No. 07-659 (M.D. Tenn.); and

11.          VGD Services v. Ceridian Corporation, et al., No. 07-660 (M.D. Tenn.).

b.             “Aggregate Settlement Fund” means the settlement fund created within five (5) business days following the Final Effective Date by transferring the Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund into a single sub-account within the Escrow Account.

c.             “Attorneys’ Fee Award” means any and all attorneys’ fees that are awarded by the Court for the work performed for the benefit of the members of the Settlement Class by Plaintiffs’ Class Counsel or other counsel for Plaintiffs or the proposed class in the Actions, as further described in Section XI of this Settlement Agreement.

d.             “Buying Groups” means and is limited to North American Truck Stop Network (“NATSN”), Professional Transportation Partners, LLC (“PTP”), AMBEST, and Roady’s.

e.             “Ceridian” means Defendant Ceridian Corporation n/k/a Ceridian LLC.

f.             “Ceridian’s Counsel” means Carolyn P. Short and Shannon E. McClure of Reed Smith LLP.

g.             “Ceridian Releasees” means Ceridian, together with its affiliates, subsidiaries, shareholders, officers, directors, managers, and representatives and their predecessors, assignees and successors in interest and its or their respective past, present or future officers, directors, managers, stockholders, agents, employees, partners, trustees, parents, subsidiaries, divisions, affiliates, heirs, administrators, purchasers, assigns and other legal representatives, including, but not limited to, Fidelity National Financial, Inc., Thomas H. Lee Partners, L.P., Ceridian Holding LLC, Foundation Holding LLC, Ceridian LLC, Ceridian Co-Issuer Inc., and Ceridian HCM Holding Inc. and their direct and indirect subsidiaries, and their predecessors, including but not limited Ceridian Holding Corp., Ceridian Intermediate Corp., Foundation Holdings, Inc. and Ceridian Corporation.

h.             “Claim” means the claim of a Settlement Class Member or his or her or its representative submitted on a Claim Form as provided in this Settlement Agreement.

i.              “Claimant” means a Settlement Class Member who has submitted a Claim.

j.              “Claim Bar Date” means the deadline by which Settlement Class Members must submit a timely, valid, and complete Claim Form.

k.             “Claim Forms” mean the documents, in substantially the same form as Exhibit “A” to this Settlement Agreement.

l.              “Claim Period” means the time period in which Settlement Class Members may submit a Claim Form for review to the Settlement Administrator.  The Claim Period shall run for approximately 8 weeks from the Notice Date.  The expiration of the Claim Period shall be specified in the Publication Notice, the Long Form Notice, and the Settlement Website.

m.           “Class Notice” means the notice program described in Section VIII.

n.             “Class Objection Period” means the period in which a Settlement Class Member must file any objections to this Settlement Agreement.

o.             “Comdata” means Defendant Comdata Network, Inc., n/k/a Comdata Inc. and its successors or assigns.

p.             “Comdata Proprietary Transactions” means transactions in which the method of payment used is: (i) the Comdata OTR Fleet Card; or (ii) the Comdata MasterCard where such MasterCard transactions are processed by Comdata rather than by the MasterCard because of the existence of an agreement between Comdata and the merchant.

q.             “Court” means the United States District Court for the Eastern District of Pennsylvania.

r.              “Comdata’s Counsel” means J. Gordon Cooney, Jr., Steven A. Reed, and R. Brendan Fee of Morgan, Lewis & Bockius LLP and Kevin J. Arquit, Matthew J. Reilly, and Abram J. Ellis of Simpson Thacher & Bartlett LLP.

s.             “Comdata/Ceridian Settlement Fund” means the settlement monies deposited into the Escrow Account by Comdata/Ceridian as described in Paragraph 7 of this Settlement Agreement.

t.              “Comdata Releasees” means Comdata, together with its affiliates, subsidiaries, assignees, shareholders, officers, directors, managers, and representatives and their predecessors and successors in interest and its or their respective past, present or future officers, directors, managers, stockholders, agents, employees, partners, trustees, parents, subsidiaries, divisions, affiliates, heirs, administrators, purchasers, assigns and other legal representatives, including, but not limited to, Comdata Inc. and its direct and indirect subsidiaries, and its predecessors, Comdata Network, Inc. and Ceridian Stored Value Solutions, Inc.

u.             “Custom-Fee Arrangement” means an agreement between Comdata, on the one hand, and a merchant on the other, under which Comdata will charge the merchant a Merchant Transaction Fee that is lower than its Effective Comdata Proprietary Merchant Transaction Fee on transactions by a particular fleet at the particular merchant’s location.

v.             “Defendants” means Comdata, Ceridian, Love’s, the TA Defendants and the Pilot Defendants collectively.

w.            “Defense Counsel” means Comdata’s Counsel, Ceridian’s Counsel, Love’s Counsel, the TA Defendants’ Counsel and the Pilot Defendants’ Counsel collectively.

x.             “Effective Comdata Proprietary Merchant Transaction Rate” means the Merchant Transaction Fee rate that Comdata charges a merchant on transactions in which no Custom-Fee Arrangement or other special exception applies.

y.             “Escrow Agent” means the agreed-upon entity to address and hold for distribution the funds identified in this Settlement Agreement pursuant to the terms of an Escrow Agreement.

z.             “Escrow Account” means the custodial or investment account administered by the Settlement Administrator in which the funds to be deposited will be held, invested, administered, and disbursed pursuant to this Settlement Agreement and the Escrow Agreement.

aa.          “Escrow Agreement” means the agreement by and among Plaintiffs’ Class Counsel, Defense Counsel, and the Escrow Agent with respect to the escrow of the funds to be deposited into the Escrow Account pursuant to this Settlement Agreement.

bb.          “Fairness Hearing” means the hearing that is to take place as provided for in the Preliminary Approval Order for purposes of, among other things: (a) entering the Final Order and Final Judgment and dismissing the Actions with prejudice; (b) determining whether the settlement should be approved as fair, reasonable, adequate and in the best interests of the Settlement Class Members; and (c) ruling upon an application by Plaintiffs’ Class Counsel for an Attorneys’ Fee Award, Reimbursement for Costs and Expenses and for Plaintiffs’ Service Awards.

cc.           “Final Approval Date” means the date on which the Court enters the Final Order and Final Judgment, or the latter of the two in the event the Final Order and Final Judgment are not entered on the same date.

dd.          “Final Effective Date” means the latest date on which the Final Order and Final Judgment approving this Settlement Agreement become final.  For purposes of this Settlement Agreement: (1) if no appeal has been taken from the Final Order and Final Judgment, “Final Effective Date” means the date on which the time to appeal therefrom has expired; or (2) if any appeal has been taken from the Final Order and Final Judgment, “Final Effective Date” means the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner that affirms the Final Order and Final Judgment; or (3) if Plaintiffs’ Class Counsel and Defense Counsel agree in writing, the “Final Effective Date” can occur on any other agreed-upon date.

ee.           “Final Judgment” means the Court’s final judgment as described in Section XII of this Settlement Agreement, which is to be substantially in the form attached hereto as Exhibit “B”.

ff.            “Final Order” means the Court’s final order approving the settlement and this Settlement Agreement, as described in Section XII of this Settlement Agreement, which is to be substantially in the form attached hereto as Exhibit “C”.

gg.           “Long Form Notice” means the Long Form Notice substantially in the form attached hereto as Exhibit “D”.

hh.          “Love’s” means Defendant Love’s Travel Stops & Country Stores, Inc.

ii.             “Love’s Counsel” means Mack J. Morgan, III of Crowe & Dunlevy P.C.

jj.            “Love’s Releasees” means Love’s, together with its affiliates, shareholders, officers, directors, managers, members, and representatives and their predecessors and successors in interest and its or their respective past, present or future officers, directors, managers, members,  stockholders, agents, employees, partners, trustees, parents, subsidiaries, divisions, affiliates, heirs, administrators, purchasers, assigns and other legal representatives.

kk.          “Love’s Settlement Fund” means the settlement monies deposited into the Escrow Account by Love’s as described in Paragraph 8 of this Settlement Agreement.

ll.             “Lowest Posted Cash Price” shall mean the lowest price posted on signage at a physical location by a merchant for the purchase of fuel.  This price is typically referred to as the “cash price” and is the base price from which discounts or rebates offered to fleets or truckers are often calculated.

mm.        “Major Chains” means the Pilot Defendants, the TA Defendants, and Love’s collectively.

nn.          “Merchant Services Agreement” means the agreement setting forth the commercial terms under which a merchant accepts an OTR Fleet Card.

oo.          “Merchant Transaction Fee” is the fee per transaction paid to an OTR Fleet Card issuer by a Truck Stop or other merchant in connection with a transaction in which a purchaser presents that OTR Fleet Card for payment at the merchant’s location.

pp.                               “Mobile Fueler” means an entity whose primary business is delivering fuel to a customer’s terminal or job site.

qq.                               “Net Aggregate Settlement Fund” means the Aggregate Settlement Fund less (1) the Taxes and administrative costs related to the accounts, and (2) any payments approved by the Court, including, but not limited to, any Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, any Plaintiffs’ Service Awards, any Settlement Administration Costs, and any other such expenses and payments as the Court deems appropriate.

rr.                                     “Notice Date” means the last date on which dissemination of the Long Form Notice can begin as set forth in the Preliminary Approval Order.

ss.                                   “Objector” means any Settlement Class Member who or which timely and properly submits an objection to this settlement that fully complies in all respects with the criteria set forth in Paragraphs 62 and 63 below.

tt.                                     “Operative Class Complaint” means the Third Consolidated Amended Complaint filed in the Action.

uu.                               “Opt-Out” means any member of the Settlement Class who or which timely and properly excludes itself (or himself or herself) from the Settlement Class that fully complies in all respects with the criteria set forth in Paragraphs 57 and 58 and those exclusion procedures approved by the Court.

vv.                               “OTR Fleet Card” means a payment card or card number used by fleets and over-the-road truck drivers to purchase diesel fuel and other items at Truck Stops and other Retail Fueling Faclities and that provides (1) enhanced data capture functionality and (2) purchase controls.

ww.                           “Paragraph” or “Paragraphs” means one or more paragraphs of this Settlement Agreement.

xx.                               “Pilot Defendants” means Defendants Pilot Travel Centers LLC and Pilot Corporation collectively.

yy.                               “Pilot Defendants’ Counsel” means John H. Bogart of Telos VG PLLC.

zz.                                 “Pilot Releasees” means Pilot Travel Centers LLC and Pilot Corporation, together with their affiliates, shareholders, officers, directors, members, managers, and representatives and their predecessors and successors in interest and their respective past, present or future officers, directors, stockholders, members, agents, employees, partners, trustees, parents, subsidiaries, divisions,  heirs, administrators, purchasers, assigns and other legal representatives.

aaa.                        “Pilot Settlement Fund” means the settlement monies deposited into the Escrow Account by the Pilot Defendants as described in Paragraph 9 of this Settlement Agreement.

bbb.                        “Plan of Administration and Distribution” means the plan pursuant to which the Net Settlement Fund will be distributed to Claimants, which such plan is attached hereto as Exhibit “E”.

ccc.                           “Principal OTR Fleet Card Competitor” means the principal OTR Fleet Cards with which the OTR Fleet Card issued by Comdata competes, which, for purposes of this Settlement Agreement, consists of TCH, EFS, T-Chek and WEX/FleetOne, together with their respective successors and assigns.

ddd.                        “Parties” means Plaintiffs and Defendants collectively, as each of those terms is defined in this Settlement Agreement.

eee.                           “Plaintiffs” means Marchbanks Truck Service, Inc. d/b/a Bear Mountain Travel Stop, Mahwah Fuel Stop, Gerald F. Krachey d/b/a/ Krachey’s BP South, and Walt Whitman Truck Stop, Inc.  Mahwah Fuel Stop includes Royal Gas and Diesel Stations, LLC.

fff.                              “Plaintiffs’ Service Award” means any incentive or service payments that the Court orders to be paid to any Plaintiff, but not including any Attorneys’ Fee Award, Reimbursement for Costs and Expenses, the amount any Plaintiff receives under the Plan of Administration and Distribution, or any Settlement Administration Costs.

ggg.                           “Plaintiffs’ Class Counsel” or “Class Counsel” means Eric L. Cramer and Andrew C. Curley of Berger & Montague, P.C., Eric B. Fastiff and Dean Harvey of Lieff Cabraser Heimann & Bernstein, LLP, and Stephen R. Neuwirth and Dale H. Oliver of Quinn Emanuel Urquhart & Sullivan, LLP.

hhh.                        “Preliminary Approval Date” means the date on which the Court enters the Preliminary Approval Order.

iii.                                    “Preliminary Approval Order” means the order to be entered by the Court preliminarily approving the settlement as outlined in Section VII of this Settlement Agreement and to be substantially in the form attached hereto as Exhibit “F”.

jjj.                                 “Publication Notice” means the Publication Notice substantially in the form attached hereto as Exhibit “G”.

kkk.                        “Reimbursement for Costs and Expenses” means Plaintiffs’ request for recovery out of the Aggregate Settlement Fund of costs and expenses reasonably incurred by Plaintiffs’ Class Counsel and/or the Plaintiffs in investigating, prosecuting, and settling this matter for the benefit of Plaintiffs and members of the Settlement Class, including, e.g., fees and costs for experts and consultants, but not including any Plaintiffs’ Service Awards or Settlement Administration Costs, as further described in Section XI of this Settlement Agreement.

lll.                                    “Release” means the release, waiver and covenant not to sue set forth in Section VI of this Settlement Agreement and in the Final Order and Final Judgment.

mmm.            “Released Claims” means any claim covered by the Release.

nnn.                        “Releasees” means the Comdata Releasees, the Ceridian Releasees, the Love’s Releasees, the Pilot Releasees, and the TA Releasees collectively.

ooo.                        “Retail Fueling Facilities” means merchants that sell fuel, including diesel fuel, at retail to the public generally and to truckers and fleets.

ppp.                        “Settlement Administrator” means Rust Consulting, Inc., which shall effectuate and administer the Class Notice, the exclusion process for Opt-Outs, the Claims process, and distribution(s) to eligible Claimants under the supervision of Plaintiffs’ Class Counsel and the Court, and which firm is unrelated to and independent of the Plaintiffs, Plaintiffs’ Class Counsel, and Defense Counsel, within the meaning of Treasury Regulations § 1.468B-1(d) and § 1.468B-3(c)(2)(A).

qqq.                        “Settlement Administration Costs” means the expenses incurred in the administration of this Settlement Agreement, including all amounts awarded by the Court for costs associated with providing Class Notice, locating members of the Settlement Class and determining their eligibility to submit a Claim, administering, calculating, and distributing the Net Aggregate Settlement Fund to eligible Claimants, other costs of claims administration, payment of Taxes or administration costs with respect to the Escrow Account(s), and other reasonable third-party fees and expenses incurred by the Settlement Administrator or other consultants retained by agreement of the Parties or by authority of the Court to assist with claims administration in connection with prosecuting, handling, and settling the Actions, and administering the terms of this Settlement Agreement, that are not categorized as an Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or a Plaintiffs’ Service Award.

rrr.                                 “Settlement Agreement” means this Definitive Master Settlement Agreement and the exhibits attached hereto or incorporated herein, including any subsequent amendments and any exhibits to such amendments.

sss.                              “Settlement Class” means the class defined for settlement purposes only in Section II of this Settlement Agreement.

ttt.                                 “Settlement Class Exclusion Period” means the period in which a member of the Settlement Class may timely and properly become an Opt-Out, which period is specified in Paragraph 58 below.

uuu.                        “Settlement Class Members” or “Settlement Class Member” means a member of the Settlement Class who or which does not submit a timely and valid request for exclusion from the settlement.

vvv.                        “Settlement Class Period” means the time period between March 1, 2003 and the Preliminary Approval Date.

www.                  “Settlement Website” means the dedicated website to be established for purposes of this Settlement Agreement, which is described in Paragraph 49 below.

xxx.                        “TA Defendants” means Defendants TravelCenters of America LLC, TravelCenters of America Holding Company LLC, TA Operating LLC, and Petro Stopping Centers collectively.

yyy.                        “TA Defendants’ Counsel” means Jane E. Willis and Matthew L. McGinnis of Ropes & Gray LLP.

zzz.                           “TA Releasees” means the TA Defendants, together with their affiliates, shareholders, officers, directors, members, managers, and representatives and their predecessors and successors in interest and each entities’ respective past, present or future officers, directors, managers, stockholders, agents, employees, partners, trustees, parents, direct and indirect subsidiaries, divisions, affiliates, heirs, administrators, purchasers, assigns and other legal representatives.

aaaa.                 “TA Settlement Fund” means the settlement monies deposited into the Escrow Account by the TA Defendants as described in Paragraph 10 of this Settlement Agreement.

bbbb.                 “Taxes” means (1) any and all applicable taxes, duties, and similar charges imposed by a government authority (including any estimated taxes, interest, or penalties) arising in any jurisdiction, if any, (A) with respect to the income or gains earned by or in respect of the Escrow Account including, without limitation, any taxes that may be imposed upon Plaintiffs or Defendants with respect to any income or gains earned by or in respect of an Escrow Account for any period while it is held by the Escrow Agent during which the Escrow Account does not qualify as a Qualified Settlement Fund for federal or state income tax purposes, or (B) with respect to the income or gains earned by or in respect of any of the Escrow Account, or by way of withholding as required by applicable law on any distribution by the Escrow Agent of any portion of the Escrow Account to the Settlement Administrator, Settlement Class Members, or other persons entitled to such distributions pursuant to this Settlement Agreement, and (2) any and all expenses, liabilities, and costs incurred in connection with the taxation of the Escrow Account (including without limitation expenses of tax attorneys and accountants, if any).

cccc.                     “Truck Stops” means merchants that, among other things, sell diesel fuel at retail and provide other services and amenities to over-the road fleets and truckers, such as overnight parking, showers, a convenience store, a truck service center, and/or a restaurant.

dddd.                 The terms “he or she” and “his or her” include “it” or “its” where applicable, and vice versa.

eeee.                     Other capitalized terms used in this Settlement Agreement but not defined in this Section I shall have the meanings ascribed to them elsewhere in this Settlement Agreement.

II.                                   SETTLEMENT CLASS

2.                                      Pursuant to the procedure described in Paragraphs 42, 44 and 73 below, Plaintiffs will seek, and Defendants will not oppose, the Court’s certification of a class for settlement purposes only consisting of:  All owners and operators of Truck Stops or other Retail Fueling Facilities with at least one physical location in the United States that paid Merchant Transaction Fees directly to Comdata on Comdata Proprietary Transactions and that were calculated based on a percentage of the face amount of the transaction during the Settlement Class Period with the exception of Mobile Fuelers, Wilco-Hess locations, the Pilot Defendants, the TA Defendants, and Love’s and any of the parents, subsidiaries, affiliates, franchisees or employees of any of the Defendants.

III.                              CLASS SETTLEMENT ESCROW ACCOUNT

3.                                      The Parties and the Escrow Agent will establish the Escrow Account as being at all times a Qualified Settlement Fund pursuant to Internal Revenue Code § 468B and the Regulations issued thereto.  All payments to be made by Defendants pursuant to Section IV below shall be made by wire transfer into separate sub-accounts within an Escrow Account at

Huntington National Bank pursuant to an Escrow Agreement attached as Exhibit “H” hereto.  All (i) Taxes on the income of the Escrow Account and (ii) expenses and costs incurred with taxes paid from the Escrow Account (including, without limitation, expenses of tax attorneys and accountants) shall be timely paid out of the Escrow Account without prior Order of the Court.

4.                                      The Escrow Agent shall invest the funds paid into the Escrow Account by Defendants pursuant to this Settlement Agreement exclusively in instruments backed by the full faith and credit of the U.S. Government or fully insured by the U.S. Government or an agency thereof, including, e.g., U.S. Treasury Bills, U.S. Treasury Money Market Funds, or a bank account insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the guaranteed FDIC limit.  Defendants shall not bear any responsibility or liability related to the investment of the funds paid into the Escrow Account by the Escrow Agent.

5.                                      The Parties agree that the Settlement Administrator shall be responsible for filing tax returns for the Qualified Settlement Fund and paying from the Escrow Account any Taxes owed with respect to the Qualified Settlement Fund.  The Parties hereto agree that the Escrow Account shall be treated as a Qualified Settlement Fund from the earliest date possible, and agree to any relation-back election required to treat the Escrow Account as a Qualified Settlement Fund from the earliest date possible.

6.                                      In no event shall any of the Releasees have any obligation, responsibility, or liability arising from or relating to the administration, maintenance, preservation, investment, use, allocation, adjustment, distribution, disbursement, or disposition of any funds in the Escrow Account.

IV.                               PAYMENTS TO THE CLASS SETTLEMENT ESCROW ACCOUNT

7.                                      Within five (5) business days after the Preliminary Approval Date, Comdata and Ceridian shall cause a total cash payment in the amount of one hundred million dollars ($100,000,000.00) to be paid by wire transfer into a dedicated sub-account within the Escrow Account, which Comdata and Ceridian shall be under no obligation to restore, supplement, or replenish.  Although Comdata and Ceridian are jointly responsible for the entire amount of this payment, neither Plaintiffs nor Plaintiffs’ Class Counsel shall have a role in determining the allocation of Comdata’s and Ceridian’s respective contributions to the Comdata/Ceridian Settlement Fund.

8.                                      Within five (5) business days after the Preliminary Approval Date, Love’s shall cause a total cash payment in the amount of ten million dollars ($10,000,000.00) to be paid by wire transfer into a dedicated sub-account within the Escrow Account, which Love’s shall be under no obligation to restore, supplement, or replenish.

9.                                      Within five (5) business days after the Preliminary Approval Date, the Pilot Defendants shall cause a total cash payment in the amount of ten million dollars ($10,000,000.00) to be paid by wire transfer into a dedicated sub-account within the Escrow Account, which the Pilot Defendants shall be under no obligation to restore, supplement, or replenish.  Although each of the Pilot Defendants is jointly responsible for the entire amount of this payment, neither Plaintiffs nor Plaintiffs’ Class Counsel shall have a role in determining the allocation of each Pilot Defendants’ respective contribution to the Pilot Settlement Fund.

10.                               Within five (5) business days after the Preliminary Approval Date, the TA Defendants shall cause a total cash payment in the amount of ten million dollars ($10,000,000.00) to be paid by wire transfer into a dedicated sub-account within the Escrow

Account, which the TA Defendants shall be under no obligation to restore, supplement, or replenish. Although each of the TA Defendants is jointly responsible for the entire amount of this payment, neither Plaintiffs nor Plaintiffs’ Class Counsel shall have a role in determining the allocation of the TA Defendants’ respective contributions to the TA Settlement Fund.

11.                               None of the payments into the Escrow Account described in Paragraphs 7 through 10 above is contingent or dependent on another such payment, each Defendant is responsible for making its own payment into the Escrow Account, and no Defendant shall have any responsibility whatsoever for making a payment into the Escrow Account for any other Defendant (except as specified with regard to the respective amounts separately identified in Paragraphs 7 through 10 above).

12.                               The Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund shall be segregated by the Escrow Agent in separate sub-accounts within the Escrow Account, each of which shall unto itself constitute a Qualified Settlement Fund under Internal Revenue Code § 468B and the Regulations issued thereto, until five (5) days after the Final Effective Date at which time the fund remaining in each separate sub-account shall be combined into the Aggregate Settlement Fund to facilitate the payment of any Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, any Plaintiffs’ Service Awards, and any remaining Settlement Administration Costs and any other such costs and expenses as directed by the Court, as well as the distribution of the Net Aggregate Settlement Fund to Claimants pursuant to the Plan of Administration and Distribution attached as Exhibit “E” to this Settlement Agreement.  No Defendant shall have any reversionary interest in any of the separate Settlement Funds or in any portion of the Aggregate Settlement Fund, regardless of the number of Claimants, except and only to the extent that any termination rights under this Settlement Agreement are triggered and specifically invoked.

13.                               The payments described in Paragraphs 7 through 10 above shall exhaust and fully satisfy any and all payment obligations under this Settlement Agreement of Defendants and any Releasees, and shall extinguish entirely any further obligation, responsibility, or liability to pay any notice expenses, reasonable attorneys’ fees, litigation costs, costs of administration, Taxes, settlement sums, or sums of any kind to the Escrow Account, or to the Plaintiffs or other Settlement Class Members, or to any of their respective counsel, experts, advisors, agents, and representatives, all of whom shall look solely to the Escrow Account for settlement and satisfaction of all claims released in this Settlement Agreement.

V.                                    CONSIDERATION PROVIDED TO SETTLEMENT CLASS MEMBERS

14.                               The consideration provided to Settlement Class Members consists of (a) a right to make a claim for a monetary payment from the Net Aggregate Settlement Fund, (b) the payment of Plaintiffs’ Class Counsel’s attorneys’ fees and costs as well as the costs of Settlement Administration out of the Aggregate Settlement Fund, (c) an agreement by Comdata not to enforce or not to use certain provisions in Major Chain Merchant Services Agreements, (d) an agreement by Comdata not to enforce or to modify certain provisions in Settlement Class Member Merchant Services Agreements, and (e) an agreement by Comdata to engage in good faith negotiations with Buying Groups.  The consideration identified in (c)-(e) of the preceding sentence and described more fully in Section V.B-V.D of this Settlement Agreement are the sole and exclusive obligation of Comdata and no other Defendant.

A.                                    Monetary Payment from the Net Aggregate Settlement Fund

15.                               Settlement Class Members may receive money payments from the Net Aggregate Settlement Fund by submitting a Claim Form pursuant to the claims process specified in the Plan of Administration and Distribution attached as Exhibit “E” hereto, which Plaintiffs will propose to the Court in moving for preliminary approval of this Settlement Agreement, and as later or otherwise modified and ordered by the Court.

16.                               No person shall have any claim against the Defendants, Defense Counsel, Plaintiffs, Plaintiffs’ Class Counsel, Releasees and/or the Settlement Administrator based on any determinations, distributions, or awards made in good faith with respect to any Claim Form.  This provision does not affect or limit in any way the right of review by the Court of any disputed Claim Forms as provided in this Settlement Agreement.

B.                                    Non-Enforcement/Non-Use of Certain Provisions in Major Chain Merchant Services Agreements

17.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce Section 3(b) in its Merchant Services Agreement with the TA Defendants or any one of them (or a similar provision in any subsequent agreement), which provides that the TA Defendants or any one of them must:

“refrain from any active sales effort to convert customers of Comdata to any other third party billing, debit or credit program, or any active effort to convert such customers to an in-house open account or billing program/system; provided, however, that it is understood that this Section 3(b) does not restrict or prohibit Merchant from maintaining its own billing, debit or credit programs/systems and, provided, further, that Merchant may participate in the billing, debit or credit programs of other third party billing service companies.  Additionally, this Section 3(b) shall not be construed to restrict or prohibit Merchant from identifying and engaging trucking companies using criteria other than being a Comdata customer for the marketing, promotion and sales by Merchant of Merchant’s various billing, debit or credit programs/systems or acceptance of other billing, debit or credit systems at Merchant, and in any case, the foregoing does not prohibit Merchant from accepting the request of a Comdata customer to use or convert to a Merchant billing, debit or credit program/system or other service or system or acceptance of another third party billing, debit or credit system on that customer’s behalf.”

and for a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce or include any similar provision preventing the TA Defendants or any one of them from active sales efforts to convert fleet customers of Comdata to any other billing program, including in-house open accounts.

18.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce Section 3(b) in its Merchant Services Agreement with Love’s (or a similar provision in any subsequent agreement), which provides that Love’s must:

“refrain from any active, targeted sales effort to convert customers of [Comdata] from [Comdata] payment methods to any third party fuel card or billing program; provided, however, that it is understood that this Section 3(b) does not restrict or prohibit Merchant from maintaining its own billing, debit or credit programs/systems and, provided, however, that it is understood that this Section 3(b) does not restrict or prohibit Service Center from maintaining its own fuel card or billing program or participating in the fuel cards or billing programs of third parties.  Additionally, this Section 3(b) does not (and shall not be construed to) restrict or prohibit Service Center from identifying customers using criteria other than being a Comdata customer for the marketing, promotion and sales by Service Center of Service Center’s fuel card or billing program, or acceptance of other fuel cards or billing programs at Service Center, and in any case, the foregoing does not prohibit Service Center from: (1) accepting the request of a Comdata customer to use or convert to a Service Center fuel card or billing program or another third party fuel card or billing program; or (2) participating in any conversion (or proposed conversion) of a Comdata customer to a third party fuel card or billing program if either: (a) Service Center has the ability to grow the amount of fuel volumes purchased by any Comdata customer from Service Center, or (b) the amount of fuel volumes committed to Service Center by any Comdata customer are at risk of reduction”

and for a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce or include any similar provision preventing Love’s from active sales efforts to convert fleet customers of Comdata to any other billing program, including in-house open accounts.

19.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce or insert in Merchant Services Agreements with any Major Chain, any provision that requires that Major Chain to refrain from active sales efforts to convert fleet customers of Comdata to any other billing program, including in-house open accounts, including any provision similar to the provisions described above in Paragraphs 17 and 18.

20.                               Comdata agrees that for a period of five (5) years from the Preliminary Approval Date, it will not include or enforce in any Merchant Services Agreement with any Major Chain a provision that would require that Major Chain to pay to Comdata a Merchant Transaction Fee that is equal to or greater than the highest Merchant Transaction Fee paid by that Major Chain to any other competing OTR Fleet Card supplier.

C.                                    Non-Enforcement/Modification of Certain Provisions in Settlement Class Member Merchant Services Agreements

21.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce in existing Settlement Class Member Merchant Services Agreements and will not insert in new agreements with Settlement Class Members any provision that requires such merchants to refrain from active sales efforts to convert fleet customers of Comdata to any other billing program, including in-house open accounts.  For the sake of clarity, an example of the contractual provision referenced herein can be found in Section 3(b) of the sample Comdata Merchant Services Agreement attached as Exhibit “I”.

22.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not enforce in existing Settlement Class Member Merchant Services Agreements and will not insert in new agreements with Settlement Class Members any provision that requires such merchants to pay to Comdata and/or its cardholders an amount equal to the amount of any rebates or discounts per gallon of fuel purchased which the merchant pays to any other competing OTR Fleet Card issuer and/or its cardholders.  For avoidance of doubt, this means that Comdata shall not bar any merchant accepting any payment card offered by Comdata from offering a more favorable discount to a trucker or fleet using a rival OTR Fleet Card than that merchant offers to fleets or truckers using Comdata.  For the sake of clarity, an example of the contractual provision referenced herein can be found in Section 3(g) of the sample Comdata Merchant Services Agreement attached as Exhibit “I”.

23.                               Comdata agrees that any provision in existing Settlement Class Member Merchant Services Agreements or in new Merchant Services Agreements with Settlement Class Members that obligates the merchant to charge Comdata cardholders its “lowest cash price” shall only obligate such merchants to charge Comdata cardholders the Lowest Posted Cash Price, and not the credit price, if such merchant charges a higher credit price.  Nothing in any such provision shall preclude any Settlement Class Member from offering additional discounts or rebates from the Lowest Posted Cash Price to a trucker or fleet using a rival OTR Fleet Card and Comdata further states that the offering of any such discount or rebate by such merchant shall not trigger any of the obligations with regard to surcharging set forth in Paragraph 25 below.  For the sake of clarity, an example of the contractual provision referenced herein can be found in Section 3(c) of the sample Comdata Merchant Services Agreement attached as Exhibit “I”.

24.                               For a period of five (5) years from the Preliminary Approval Date, Comdata will not seek to include in any Merchant Services Agreement with any Settlement Class Member a most favored nations clause or other similar contractual provision that would require such merchant to pay to Comdata a Merchant Transaction Fee that is equal to or greater than the highest Merchant Transaction Fee paid by that merchant to any other OTR Fleet Card issuer.

25.                               For a period of five (5) years from the date ninety (90) days after mailing of the Long Form Notice, Comdata will not enforce in existing Settlement Class Member Merchant Services Agreements and will not insert in new agreements with Settlement Class Members any provision that completely prohibits such merchants from surcharging Comdata Proprietary Transactions.  For the sake of clarity, an example of the contractual provision referenced herein can be found in Section 3(d) of the sample Comdata Merchant Services Agreement attached as Exhibit “I”.  During this five-year period, Comdata shall not prohibit Settlement Class Members from surcharging that portion of Comdata Proprietary Transactions on which a percentage fee is charged (the “Qualifying Portion”) subject to the following conditions:

a.                                      A Settlement Class Member may impose a surcharge on the Qualifying Portion of any Comdata Proprietary Transaction provided that the surcharge does not exceed the difference between the merchant’s Effective Comdata Proprietary Merchant Transaction Rate and the lower of (i) the next highest rate (after Comdata) charged to the merchant by Comdata’s Principal OTR Fleet Card Competitors, or (ii) a set amount of 1.5 percent.

b.                                      If a Settlement Class Member elects to impose a surcharge on the Qualifying Portion of any Comdata Proprietary Transactions, it must do so for all Comdata Proprietary Transactions performed by fleets at its locations and shall not be permitted to grant exemptions for particular fleet customers, provided, however, that the merchant is not required to surcharge fleets or truckers that are covered by a Custom-Fee Arrangement at that particular location.

c.                                       The ability to surcharge the Qualifying Portion of Comdata Proprietary Transactions pursuant to sub-paragraph (a) above shall not apply if any of the merchant’s then-existing Merchant Services Agreement with any of Comdata’s Principal OTR Fleet Card

Competitors prohibits that merchant from levying a surcharge on transactions in which that Principal OTR Fleet Card Competitor’s OTR Fleet Card is presented for payment.

d.                                      A Settlement Class Member wishing to impose a surcharge on the Qualifying Portion of any Comdata Proprietary Transactions subject to the terms and conditions set forth herein shall notify Comdata thirty (30) days before implementing the surcharge by completing and submitting a form to be made available by Comdata to all Settlement Class Members upon email request to surcharge@comdata.com and provided with any new Merchant Services Agreement presented to a Settlement Class Member, which shall require the merchant to specifically identify the next highest rate (after Comdata) charged to the merchant by the applicable Principal OTR Fleet Card Competitor, and to attach the portion of the pertinent contract reflecting the rate and duration of the agreement unless prohibited by a confidentiality provision, in which case, the merchant will provide to Comdata a statement under oath (a template for which will be made available by Comdata upon request) setting forth (i) the rate of the next highest Principal OTR Fleet Card Competitor, (ii) the identity of that Principal OTR Fleet Card Competitor (unless prohibited by a confidentiality provision in the pertinent contract), and (iii) the start and end dates of the pertinent agreement with that OTR Fleet Card Competitor.  Nothing in this Paragraph shall preclude a Settlement Class Member from surcharging the difference between the merchant’s Effective Comdata Proprietary Merchant Transaction Rate and 1.5% in the event the next-highest rate charged by a Principal OTR Fleet Card Competitor is less than 1.5%.  If Comdata agrees to match the next-highest rate charged by the OTR Fleet Card Competitor within the thirty-day period, the Settlement Class Member shall not be permitted to impose a surcharge on Comdata Proprietary Transactions.

e.                                       A Settlement Class Member electing to impose a surcharge on any Comdata Proprietary Transaction shall prominently disclose through signage at the diesel fuel pump (i) that the merchant (as opposed to Comdata) is imposing a surcharge, (ii) the amount of the surcharge being imposed, and (iii) the fact that the surcharge being imposed does not exceed the difference between the merchant’s Effective Comdata Proprietary Merchant Transaction Rate and the lower of (a) the next highest rate (after Comdata) charged to the merchant by a Principal OTR Fleet Card Competitor, or (b) a set amount of 1.5 percent.

f.                                        The required disclosure described in sub-paragraph (e) above shall not include language that could be deemed to disparage Comdata or its products and such disclosure shall otherwise comply with all applicable state and federal laws regarding misleading or deceptive disclosures.  A factual statement that the surcharge was implemented because of the cost of Comdata’s Merchant Transaction Fee to the Settlement Class Member shall not violate this provision.

g.                                       Nothing in this Settlement Agreement shall preclude Comdata from truthfully advising its fleet customers that a Settlement Class Member imposes a surcharge on the Qualifying Portion of its Comdata Proprietary Transactions as long as in doing so, Comdata acknowledges in its first communication that the merchant’s ability to choose to impose a surcharge was obtained through a lawsuit settlement agreement executed by Comdata and that the surcharge does not exceed the difference between the merchant’s Effective Comdata Proprietary Merchant Transaction Rate and the lower of (i) the next highest rate (other than Comdata) charged to the merchant by a Principal OTR Fleet Card Competitor, or (ii) a set amount of 1.5 percent.  In any such communications with fleet customers, Comdata may not include language that could be deemed to disparage any Settlement Class Member or its products or services and such disclosure shall otherwise comply with all applicable state and federal laws regarding misleading or deceptive disclosures.

h.                                      A Settlement Class Member electing to impose a surcharge on the Qualifying Portion of any Comdata Proprietary Transaction shall be required before implementing the surcharge to have installed on an eligible point-of-sale device an update that will facilitate the processing of a transaction on which a surcharge is imposed.  This update will be distributed by Comdata to the supplier of Settlement Class Member’s eligible point-of-sale device within sixty (60) days of the mailing of Long Form Notice.  Any costs or expenses associated with the development and distribution of the update described in this Paragraph, as well as costs associated with correcting any system-wide defect in this update that would materially impair a Settlement Class Member with an eligible point-of-sale device from exercising its rights under this Paragraph shall be borne by Comdata.  Upon installation of the update, the eligible point-of-sale device shall generate a receipt that displays the surcharge as a separate line item, which shall be supplied to the driver by the merchant at the point-of-sale.  If a Settlement Class Member wishing to impose a surcharge pursuant to this Paragraph does not have an eligible point-of-sale device on which the update described herein can be installed, it may still impose a surcharge on the Qualifying Portion of its Comdata Proprietary Transactions, provided that it produces and furnishes to the driver at the point-of-sale documentation setting forth, at a minimum, the products purchased, the prices of those products, and the amount of the surcharge imposed.

i.                                          Any Settlement Class Member electing to impose a surcharge pursuant to this Paragraph shall bear sole responsibility for complying with any applicable state laws that prohibit, limit or otherwise govern surcharging.

D.                                    Good Faith Negotiations with Buying Groups

26.                               Within six months after the Final Effective Date, each of the Buying Groups, in its discretion, may engage in and complete at least one bi-lateral negotiation with Comdata in which both parties (Comdata, on the one hand, and the Buying Group, on the other) will attempt in good faith to reach a commercially reasonable agreement regarding, inter alia, the rates and commercial terms for Comdata Proprietary Transactions between Comdata and merchant members of those Buying Groups that are members as of July 1, 2014.  It shall be incumbent on any of the Buying Groups in such negotiations to demonstrate in any negotiation pursuant to this Paragraph an ability to bring tangible economic value to Comdata in addition to existing transaction volume.  Comdata shall exercise its discretion and business judgment in good faith: (a) in determining whether a proposal sets forth tangible economic value to Comdata in addition to existing transaction volume; (b) in negotiations related to such proposals; and (c) in making its determination whether to accept or reject a proposal.  Notwithstanding the foregoing, the exercise of good faith by Comdata shall not impose an obligation on Comdata to provide a discounted Merchant Transaction Fee rate to some or all of the Buying Groups or their members, but if a discounted Merchant Transaction Fee rate is provided by Comdata to the membership of any Buying Group, such discounted Merchant Transaction Fee rate and any other accompanying commercial terms shall be memorialized in a separate agreement with the Buying Group.

27.                               Any claim by any Buying Group that Comdata has failed to discharge its obligations under Paragraph 26 above to negotiate in good faith shall be initiated within twelve (12) months of the Final Effective Date and shall be resolved in mandatory arbitration before Professor Eric D. Green (the “Arbitrator”) in which both Comdata and the Buying Group must be represented by counsel.  In any such arbitration proceeding, the Buying Group will be required to establish any failure by Comdata to exercise good faith in negotiations by clear and convincing evidence, and, in all events, if bad faith by Comdata is established, the remedy available to the Buying Group will be limited to declaratory relief, and no other relief.  At the conclusion of any such arbitration proceeding, the Arbitrator shall have the discretion to award attorneys’ fees and costs to the prevailing party in any arbitration between a Buying Group and Comdata pursuant to this Paragraph should he conclude that the losing party brought the matter to arbitration or defended the arbitration in bad faith or generally brought claims or made arguments that did not have a reasonable possibility of succeeding.  In the event that Professor Green is unable to serve as the Arbitrator, Plaintiffs’ Class Counsel and Comdata’s Counsel will meet and confer with regard to a mutually agreeable alternative who shall conduct the arbitration consistent with the terms of this Paragraph.  Arbitration shall be the exclusive means of challenging Comdata’s obligations under Paragraph 26 of this Settlement Agreement.

28.                               No Opt-Out shall have any rights under any contract that may be reached between a Buying Group and Comdata pursuant to negotiations authorized by Paragraphs 26.  Nothing in this Paragraph shall be construed as limiting discussions, negotiations or contractual relationships not covered by the terms of this Settlement Agreement.

29.                               Nothing in Paragraphs 26 of this Settlement Agreement shall limit the ability of Comdata to, in its own sole discretion, set Merchant Transaction Fee rates, whether default rates or rates applicable to individual Settlement Class Members, groups of Settlement Class Members, or Buying Groups.  Nor shall anything in Paragraphs 26 of this Settlement Agreement impose any limitation upon any other conduct of any Releasee not expressly addressed by the terms hereof.

VI.                               RELEASE, WAIVER AND COVENANT NOT TO SUE

30.                               The Parties agree to the following Release, waiver and covenant not to sue, which shall take effect on the Final Approval Date.

31.                               In consideration for the relief described above, Plaintiffs and each Settlement Class Member, as well as their respective past, present or future officers, directors, stockholders, members, agents, employees, partners, trustees, parents, subsidiaries, divisions, affiliates, heirs, administrators, purchasers, predecessors, successors, assigns and any other legal representatives, agree to dismiss with prejudice all claims against the Releasees, and grant to each Releasee the broadest general release and covenant not to sue allowed by law, which shall unconditionally and forever bar Plaintiffs and Settlement Class Members from bringing, prosecuting, or participating in any and all claims, known or unknown, that Plaintiffs or Settlement Class Members brought or could have brought against the Defendants as of the Final Approval Date that arise out of, in whole or in part, or relate in any way to the subject matter of, or conduct alleged in, the Operative Class Complaint in the Actions, as well as any prior complaints filed in the Actions.  This Release does not release any claims relating to conduct occurring or actions taken by any of the Defendants or Releasees after the Final Approval Date except to the extent that such claims (a) pertain to the terms of Comdata’s Merchant Services Agreements, either with Settlement Class Members or the Major Chains, as modified by the prospective relief described above, or (b) are based upon conduct or activity that is expressly required by or consistent with the terms of this Settlement Agreement, in which case such claims (except to the extent they relate to any breach of this Settlement Agreement) are expressly released herein.  Nor does this Settlement Agreement release any claims (a) arising out of contractual terms imposed or offered by any OTR Fleet Card issued by any entity other than Comdata, but only where such OTR Fleet Card is generally made available for acceptance by Truck Stops and Retail Fueling Facilities and is not exclusive to any particular Major Chain;  or (b) involving standard commercial disputes arising in the ordinary course of business, such as disputes regarding lines of credit or other related credit relations, individual chargeback disputes, misappropriation of cardholder data or invasion of privacy, and compliance with technical specifications for acceptance of any Comdata product or other product sold by Defendants.  Further, nothing in this Release shall preclude any action to enforce the terms of the Settlement Agreement.

32.                               Without limiting the foregoing, and although the operative pleadings, filings and transcripts speak for themselves, and shall govern the scope of the claims released and forever barred under this Settlement Agreement and that are subject to any covenant not to sue set forth in this Settlement Agreement, and subject to the limitations and exclusions set out in Paragraph 31 above, claims based on the following are specifically released, barred, and subject to the covenant not to sue set forth herein:

a.                                      Comdata’s and Ceridian’s alleged monopoly or market power in supposed markets for OTR Fleet Cards or point-of-sale devices that route OTR Fleet Cards, or any other similar markets;

b.                                      the alleged inflation of the Comdata Merchant Transaction Fee paid by merchants as a result of alleged anticompetitive conduct of Comdata or any other Defendant;

c.                                       the so-called fee restructuring under which Comdata and Ceridian in or around 2000 and 2001 changed its Merchant Transaction Fee structure for non-Major Chain merchants and required those merchants to pay Comdata Merchant Transaction Fees based on a percentage of the face amount of the transaction while retaining a flat Merchant Transaction Fee structure for the Major Chains;

d.                                      any alleged conspiracy between and among Comdata, Ceridian and/or any of the Major Chains with regard to any payment instrument, payment method, or point-of-sale device provided by Comdata;

e.                                       the non-issuance of an OTR Fleet Card by each of the Major Chains, and in particular, the claim that such decision was the result of an agreement, including without limitation any oral agreement, written contract or letter of intent, between or among the Major Chains, and Comdata and/or Ceridian;

f.                                        the non-acceptance of the TCH Card by each of the Major Chains, and in particular the claim that such decision was the result of an agreement between or among the Major Chains, and Comdata and/or Ceridian;

g.                                       the provisions in Comdata’s past and/or present Merchant Services Agreements and any other oral or written agreements or understandings between Comdata and/or Ceridian and the Major Chains, including without limitation, the provisions that Plaintiffs have described as the transaction fee MFN, the fuel discount MFN, the active sales ban, the no-surcharge rule, the honor-all-cards rule, and the lowest cash price provision, and any other similar so-called anti-steering provision in Comdata’s Merchant Services Agreements with any one of the Major Chains;

h.                                      the provisions in Comdata’s past and/or present Merchant Services Agreements with non-Major Chain merchants, including without limitation the provisions that Plaintiffs have described as the fuel discount MFN, the active sales ban, the no-surcharge rule, the honor-all-cards rule, and the lowest cash price provision, and any other similar so-called anti-steering provision in Comdata’s Merchant Services Agreements with any non-Major Chain merchant;

i.                                          any actions by Comdata and Ceridian to discourage merchants or fleets from accepting or carrying an OTR Fleet Card that competes with Comdata;

j.                                         any loyalty provisions in Comdata’s cardholder agreements with fleets, including without limitation any minimum volume commitment provision;

k.                                      any alleged use by Comdata and Ceridian of its point-of-sale device that reads and routes OTR Fleet Cards to impair competition among OTR Fleet Cards, including without limitations any claim that Comdata programmed its point-of-sale device not to process or accept competing OTR Fleet Cards;

l.                                          Ceridian’s conduct in engaging in acquisitions which Plaintiffs claim had the purpose and effect of enabling Comdata to monopolize the purported relevant markets, including but not limited to Ceridian’s alleged acquisitions of Comdata, NTS, Inc., TIC, Archco, EDS, Fleet Services, Saunders, Inc., IAES, CCIS, and TCC, and Trendar;

m.                                  Ceridian’s alleged alter ego liability arising out of its actions in allegedly overseeing, supervising, actively managing, extending credit to, setting rates and policy for, directing, instructing, and/or being extensively involved with Comdata, including but not limited to in Comdata’s negotiations with Major Chains, fleets and other customers; and

n.                                      Ceridian’s alleged direct liability arising out of its actions in allegedly conspiring with, threatening, negotiating with, and/or forming agreements with the Major Chains.

33.                               Plaintiffs and the Settlement Class Members expressly agree that this Release, the Final Order, and the Final Judgment are, will be, and may be raised as a complete defense to, and will preclude any action or proceeding encompassed by, this Release.

34.                               Plaintiffs and the Settlement Class Members shall not now or hereafter institute, maintain, prosecute, assert, and/or cooperate in the institution, commencement, filing, or prosecution of any suit, action, and/or proceeding, against the Releasees, either directly or indirectly, on their own behalf, on behalf of a class, or on behalf of any other person or entity with respect to the claims, causes of action and/or any other matters released through this Settlement Agreement.

35.                               Plaintiffs and the Settlement Class Members acknowledge that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true concerning the subject matter of the Action and/or the Release herein.  Nevertheless, it is the intention of Plaintiffs’ Class Counsel, Plaintiffs, and the Settlement Class Members in executing this Settlement Agreement to fully, finally and forever settle, release, discharge, and hold harmless all such matters, and all claims relating thereto which exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action or proceeding) with respect to the Action, except as otherwise stated in this Settlement Agreement.

36.                               Plaintiffs expressly understand and acknowledge, and all Plaintiffs and Settlement Class Members will be deemed by Final Order and the Final Judgment to acknowledge and waive Section 1542 of the Civil Code of the State of California, which provides that:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  Plaintiffs and the Settlement Class Members expressly waive and relinquish any and all rights and benefits that they may have under, or that may be conferred upon them by, the provisions of Section 1542 of the California Civil Code, or any other law of any state or territory that is similar, comparable or equivalent to Section 1542, to the fullest extent they may lawfully waive such rights.

37.                               Plaintiffs represent and warrant that they are the sole and exclusive owners of all claims that they personally are releasing under this Settlement Agreement.  Plaintiffs further acknowledge that they have not assigned, pledged, or in any manner whatsoever, sold, transferred, assigned or encumbered any right, title, interest or claim arising out of or in any way whatsoever pertaining to the Actions, including without limitation, any claim for benefits, proceeds, or value under the Actions, and that Plaintiffs are not aware of anyone other than themselves claiming any interest, in whole or in part, in the Actions or in any benefits, proceeds, or values under the Actions.

38.                               Settlement Class Members submitting a Claim Form shall represent and warrant therein that they are the sole and exclusive owner of all claims that they personally are releasing under the Settlement Agreement and that they have not assigned, pledged, or in any manner whatsoever, sold, transferred, assigned or encumbered any right, title, interest or claim arising out of or in any way whatsoever pertaining to the Actions, including without limitation, any claim for benefits, proceeds, or value under the Actions, and that such Settlement Class Member(s) are not aware of anyone other than themselves claiming any interest, in whole or in part, in the Actions or in any benefits, proceeds, or values under the Actions.

39.                               Without in any way limiting its scope, and, except to the extent otherwise specified in the Settlement Agreement, this Release covers by example and without limitation, any and all claims for reasonable attorneys’ fees, costs, expert fees, consultant fees, interest, litigation fees, costs, or any other fees, costs, and/or disbursements incurred by any attorneys,

Plaintiffs’ Class Counsel, Plaintiffs, or Settlement Class Members who claim to have assisted in conferring the benefits under this Settlement upon the Settlement Class.

40.                               In consideration for the Settlement, the Releasees shall be deemed to have, and by operation of the Final Order and Final Judgment shall have, released Plaintiffs’ Class Counsel and each current and former Plaintiff from any and all causes of action that were or could have been asserted pertaining solely to the conduct in filing and prosecuting the litigation or in settling the Action.

41.                               Plaintiffs and Plaintiffs’ Class Counsel hereby agree and acknowledge that the provisions of this Release together constitute an essential and material term of the Settlement Agreement and shall be included in any Final Order and Final Judgment entered by the Court.

VII.                          PRELIMINARY APPROVAL

42.                               As soon as is practicable following the signing of this Settlement Agreement by all Parties, but not later than March 4, 2014, and separately from any motions for an Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or for Plaintiffs’ Service Awards, Plaintiffs and Plaintiffs’ Class Counsel will request, and Defendants will not oppose, the entry by the Court of a Preliminary Approval Order (substantially in the form attached at Exhibit “F”):

a.                                      Finding that the requirements for provisional certification of the Settlement Class have been satisfied, appointing Plaintiffs as the representatives of the Settlement Class, and Plaintiffs’ Class Counsel as counsel for the Settlement Class, and preliminarily approving the settlement as being within the range of reasonableness such that the Class Notice should be sent to the members of the Settlement Class;

b.                                      Approving the Class Notice and directing that it shall be given as set forth in Section VIII of this Settlement Agreement;

c.                                       Scheduling the Fairness Hearing not earlier than seventy-five (75) days following the Notice Date;

d.                                      Appointing the Settlement Administrator;

e.                                       Authorizing the payment of Settlement Administration Costs reasonably incurred by the Settlement Administrator and those entities or consultant, such as Econ One, Inc. (“Econ One”), working with the Settlement Administrator;

f.                                        Finding that the Escrow Account is to be a “Qualified Settlement Fund” as defined in Section 1.468B-1(c) of the Treasury Regulations;

g.                                       Providing that members of the Settlement Class will have until the Claim Bar Date to submit Claim Forms;

h.                                      Providing that any objections by any Settlement Class Member shall be heard and any papers submitted in support of said objections shall be considered by the Court at the Fairness Hearing only if, on or before the date(s) specified in the Class Notice and Preliminary Approval Order, such Settlement Class Member follows the procedures set forth in this Settlement Agreement and approved by the Court;

i.                                          Establishing dates by which the Parties shall file and serve all papers in support of the application for final approval of the settlement and/or in response to any valid and timely objections;

j.                                         Providing that all Settlement Class Members will be bound by the Final Order and Final Judgment dismissing the Actions with prejudice unless such member of the Settlement Class timely submits to the Settlement Administrator a valid written request for exclusion in accordance with this Settlement Agreement and the Class Notice;

k.                                      Providing that, pending the Fairness Hearing, Plaintiffs, or any of them, are enjoined from commencing or prosecuting, either directly or indirectly, any action asserting any of the Released Claims against any of the Releasees; and

l.                                          Issuing other related orders to effectuate the preliminary approval of the Settlement Agreement.

43.                               Following the entry of the Preliminary Approval Order, the Class Notice shall be given and published in the manner directed and approved by the Court.  The Parties agree that the methods of Class Notice contemplated by this Settlement Agreement are valid and effective, that they provide reasonable notice to the Settlement Class, and that they represent the best practicable notice under the circumstances.

44.                               Upon entry of the Preliminary Approval Order, Plaintiffs, Plaintiffs’ Class Counsel, Defendants, Releasees, and Defense Counsel agree to use reasonable and good faith efforts to effectuate the Court’s final approval of this Settlement Agreement, including filing the necessary motion papers and scheduling any necessary hearings for a date and time that are convenient for the Court.

VIII.                     CLASS NOTICE AND ADMINISTRATION

45.                               Class Notice will be accomplished through a combination of Publication Notice, notice through the Settlement Website, and Long Form Notice, each of which is described below, as specified in the Preliminary Approval Order, the Declaration of the Settlement Administrator (attached hereto as Exhibit “J”), and this Settlement Agreement and in order to comply with all applicable laws, including but not limited to, Fed. R. Civ. P. 23, the Due Process Clause of the United States Constitution, and any other applicable statute, law or rule.

46.                               Beginning not later than twenty-eight (28) days following the Court’s entry of the Preliminary Approval Order (the Notice Date), the Settlement Administrator shall send the Long Form Notice substantially in the form attached hereto as Exhibit “D”, by U.S. first class mail, proper postage prepaid, to the last known address of those members of the Settlement Class that can reasonably be identified (by merchant name and address) in Comdata’s FMLog transaction database.

47.                               To aid with effectuating dissemination of the Long Form Notice, within seven (7) business days after the Court enters the Preliminary Approval Order, Comdata shall, at its own expense, provide Plaintiffs with Comdata’s FMLog transaction data in the same form that Comdata produced it to Plaintiffs during discovery in the Actions for the entire Settlement Class Period to the extent such data has not already been produced to Plaintiffs’ Class Counsel.

48.                               Beginning not later than twenty-eight (28) days following the Court’s entry of the Preliminary Approval Order, the Settlement Administrator shall cause the publication of the Publication Notice, substantially in the form attached hereto as Exhibit “G”, in such appropriate trade publications as may be agreed upon by the Parties and as may be necessary to ensure the best notice that is practicable under the circumstances, including, for example, NACS (National Association for Convenience and Fuel Retailing) Magazine and/or NATSO’s weekly e-newsletter.

49.                               As soon as practicable following the Court’s entry of the Preliminary Approval Order, but before dissemination of the Long Form Notice and the Publication Notice, the Settlement Administrator shall establish the dedicated Settlement Website, Post Office Box, and toll-free telephone line for providing notice and information to the members of the Settlement Class.  The website shall include, at least, the Long Form Notice, a sample Claim Form, and such other materials, in .pdf format, as would be necessary or appropriate to reasonably inform Settlement Class members regarding the settlement.

50.                               In addition to its availability on the Settlement Website, the Settlement Administrator shall send via first-class mail, the Long Form Notice to those persons who request it in writing or through the toll-free telephone number.

51.                               Without limiting the foregoing provisions, the Settlement Administrator shall be responsible for, without limitation: (a) printing, mailing, or arranging for the mailing of the Long Form Notices; (b) handling returned mail not delivered to members of the Settlement Class; (c) arranging for the publication of the Publication Notice; (d) attempting to obtain updated address information for any Long Form Notices returned without a forwarding address; (f) responding to requests for Long Form Notice; (g) receiving and maintaining on behalf of the Court any correspondence regarding requests for exclusion and/or objections to the settlement; (h) forwarding written inquiries to Plaintiffs’ Class Counsel or their designee for a response, if warranted; (i) establishing a post-office box for the receipt of any correspondence; (j) responding to requests from Plaintiffs’ Class Counsel; (k) establishing a website to which members of the Settlement Class may refer for information about the Actions and the settlement; (l) fulfilling any escheatment obligations that may arise; and (m) otherwise implementing and/or assisting with the dissemination of the Class Notice.  The Settlement Administrator shall also be responsible for, without limitation, implementing the terms of the Claim Process and related administrative activities.

52.                               Not later than ten (10) days before the date of the Fairness Hearing, Plaintiffs’ Class Counsel shall file with the Court a Declaration from the Settlement Administrator (a)

containing a list of Opt-Outs, if any, that have excluded themselves from the settlement; and (b)   outlining the scope, method and results of the Notice Program.

53.                               Not later than ten (10) days after the Settlement Agreement is filed with the Court, the Settlement Administrator on behalf of each Defendant shall send to each appropriate State and Federal official the materials specified in 28 U.S.C. § 1715 and otherwise comply with its terms. The identities of such officials and the content of the materials shall be mutually agreeable to the Parties.  The Parties and their counsel agree to cooperate fully with the Settlement Administrator in order to ensure timely notice is provided by the Settlement Administrator to each appropriate State and Federal official and to use their best efforts to ensure that the Settlement Administrator timely issues such notice.

54.                               Settlement Administration Costs, including, but not limited to, costs and expenses for the Class Notice and the Settlement Administrator, including those of any third-party vendors used to perform tasks necessary for the implementation or effectuation of the Class Notice, shall be allocated by and among the Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund on a pro rata basis until such time that such accounts are combined into the Aggregate Settlement Fund following the Final Effective Date.  After the creation of the Aggregate Settlement Fund, any further payments or distributions for Settlement Administration Costs and any other costs and expenses ordered by the Court shall be paid from the Aggregate Settlement Fund.  For avoidance of doubt, in no event shall any Releasee have any obligation, responsibility, or liability with respect to the Settlement Administrator, the Class Notice, or the exclusion procedures, including with respect to the costs, administration expenses, or any other charges for any notice and exclusion procedures.

55.                               The Releasees are not and will not be obligated to compute, estimate, or pay any Taxes on behalf of any Plaintiff, any Settlement Class Member, Plaintiffs’ Class Counsel and/or the Settlement Administrator.

56.                               If the Settlement Administrator makes a material or fraudulent misrepresentation to, or conceals requested material information from, Plaintiffs’ Class Counsel, any Defendant, or any Defense Counsel, then the Party to whom the misrepresentation is made shall, in addition to any other appropriate relief, have the right to demand that the Settlement Administrator immediately be replaced.  If the Settlement Administrator fails to perform adequately, the Parties may unanimously agree to remove the Settlement Administrator.  Under such circumstances, the other Party (or Parties) shall not unreasonably withhold consent to remove the Settlement Administrator, but removal of the Settlement Administrator shall occur only after Defense Counsel and Plaintiffs’ Class Counsel have attempted to resolve any disputes regarding the retention or dismissal of the Settlement Administrator in good faith, and, if they are unable to do so, after the matter has been referred to the Court for resolution.

IX.                              REQUESTS FOR EXCLUSION FROM THE SETTLEMENT CLASS

57.                               Persons or entities in the Settlement Class may elect to opt out of the settlement, relinquishing their rights to benefits hereunder; provided, however, that any such person or entity who or which owns or operates multiple Truck Stop or Retail Fueling Facility locations may not opt out only some but not all such locations from the Settlement Class.  For avoidance of doubt, that means that any such persons or entities who or which operate multiple Truck Stop or Retail Fueling Facility locations must remain fully in the Settlement Class, or fully exclude itself and all of its locations from the settlement.

58.                               Opt-Outs will not release their claims pursuant to this Settlement Agreement.  Any member of the Settlement Class wishing to opt out of the settlement must send to the Settlement Administrator a letter including its name, address, and telephone number and providing a clear statement communicating that it elects to be excluded from the Settlement Class, does not wish to be a Settlement Class Member, and elects to be excluded from any judgment entered pursuant to the Settlement.  Any request for exclusion or opt out must be postmarked on or before the opt-out deadline provided in the Court’s Preliminary Approval Order.  The date of the postmark on the return mailing envelope shall be the exclusive means used to determine whether a request for exclusion has been timely submitted.

59.                               Any Opt-Out may not file an objection to the settlement and shall be deemed to have waived any rights or benefits under this settlement.

60.                               Not later than five (5) business days after the deadline for submission of requests for exclusion or opt out, the Settlement Administrator shall provide to Plaintiffs’ Class Counsel a complete list of Opt-Outs together with copies of the opt-out requests and any other related information.  Plaintiffs’ Class Counsel shall provide the complete list of Opt-Outs with copies of the opt-out requests and any other information relating to Opt-Outs furnished to Plaintiffs’ Class Counsel by the Settlement Administrator within two (2) business days of receiving them to Defense Counsel.

61.                               Any member of the Settlement Class who does not file a valid and timely written request for exclusion as provided in this Section shall be bound by all subsequent proceedings, orders and judgments in the Actions, including, but not limited to, the Release, the Final Order, and the Final Judgment, even if such Settlement Class Member has litigation pending or subsequently initiates litigation against any Releasee relating to the claims and transactions released in the Actions.

X.                                   OBJECTIONS TO THE SETTLEMENT

62.                               Any Settlement Class Member who wishes to object to the fairness, reasonableness, or adequacy of any aspect of the settlement, must deliver to the Settlement Administrator and file with the Court, so that it is received on or before the date ordered by the Court, a written statement setting forth that Settlement Class Member’s objection and any supporting brief it wishes to file.  Any such objection shall include a statement of whether the Objector intends to appear and argue at the Fairness Hearing.  Objectors may prepare, file, and serve the written objection and any supporting brief on their own or through an attorney retained at their own expense. The objection must include proof that the Objector falls within the definition of the Settlement Class.

63.                               Any Objector who files and serves a written objection may appear at the Fairness Hearing, either in person at their own expense or through personal counsel hired at the Objector’s expense, to object to the fairness, reasonableness, or adequacy of any aspect of the settlement.  Objectors or their attorneys who intend to make an appearance at the Fairness Hearing must deliver a notice of intention to appear to the Settlement Administrator and file such notice of intention to appear with the Court, so that it is filed and received by both on or before the date ordered by the Court.

64.                               Objectors shall be entitled to all of the benefits of the settlement if this Settlement Agreement and the terms contained herein are approved, as long as the Objector complies with all requirements of this Settlement Agreement applicable to Settlement Class Members, including the timely and complete submission of Claim Forms and other requirements herein.

XI.                              ATTORNEYS’ FEE AWARDS, REIMBURSEMENT FOR COSTS AND EXPENSES AND PLAINTIFFS’ SERVICE AWARDS

65.                               After agreeing to the principal terms set forth in this Settlement Agreement and the amount of compensation to the Settlement Class, Plaintiffs’ Class Counsel and Defense Counsel discussed the amount of any Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, and any Plaintiffs’ Service Award that Plaintiffs’ Class Counsel and Plaintiffs would seek, subject to the approval of the Court.

66.                               The Parties agreed that any and all such Attorneys’ Fee Awards, Reimbursement for Costs and Expenses, and Plaintiffs’ Service Awards shall be paid from the Aggregate Settlement Fund and the Releasees shall have no obligation to pay any additional amounts above and beyond the amount paid by each Defendant into the Escrow Account and used to create the Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund.

67.                               Although the reimbursement of litigation costs and the attorneys’ fee amount to which Plaintiffs’ Class Counsel may be entitled shall be determined by the Court, Defendants agree that they will not oppose any application for (a) an award of attorneys’ fees by Plaintiffs’ Class Counsel up to the amount of one-third of the $130 million Aggregate Settlement Fund  or $43,333,333.33; and (b) reimbursement of reasonably incurred out of pocket costs and expenses, as documented on the books and records of Plaintiffs’ Class Counsel, Plaintiffs, and the other firms, persons, and consulting companies providing services to Plaintiffs and the Settlement Class in these Actions, of an amount not to exceed $7.5 million.

68.                               Plaintiffs’ Class Counsel shall have the discretion to allocate any Attorneys’ Fee Award and Reimbursement for Costs and Expenses among themselves and any other law firms who represented Plaintiffs in the Actions in a manner that Plaintiffs’ Class Counsel in good faith believes reflects the contributions of each to the prosecution and settlement of the claims against Defendants in the Actions.

69.                               Plaintiffs’ Class Counsel may also petition the Court for a Plaintiffs’ Service Award in the following amounts, reflecting each Plaintiff’s contributions in terms of time, effort, and risk incurred in connection with the Actions and for each Plaintiff’s efforts undertaken on behalf of the Settlement Class in the following amounts: $150,000 for Marchbanks Truck Service, Inc. d/b/a Bear Mountain Travel Stop; $75,000 for Gerald F. Krachey d/b/a/ Krachey’s BP South, $75,000 for Walt Whitman Truck Stop, Inc.; and $15,000 for Mahwah Fuel Stop. These amounts are separate and apart from any amount these Plaintiffs may recover by submitting a Claim as provided herein.

70.                               The proceedings for the Court to determine the amount of any Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, and any Plaintiffs’ Service Award, and the Court’s award of such attorneys’ fees, expenses, or service payments, are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness, and adequacy of the settlement.  Any Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or Plaintiffs’ Service Award shall be set forth in a fee and expense award order separate from the Final Order and Final Judgment so that any appeal of one shall not constitute an appeal of the other.  Any order or proceedings relating to the application for an Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or for any Plaintiffs’ Service Award, or any appeal from any order related thereto, or reversal or modification thereof, will not operate to terminate or cancel this Settlement Agreement, or affect or delay the Final Effective Date.

71.                               For avoidance of doubt, no Defendant shall be liable for, or obligated to pay, any fees, expenses, costs, or disbursements to any person or entity, either directly or indirectly, in connection with the Actions or the Settlement Agreement beyond the amount paid by each Defendant into the Escrow Account and used to create the Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund.  Nor will any Defendant be obligated to pay any Attorneys’ Fee Award, Reimbursement for Costs and Expenses or Plaintiffs’ Service Award if the Final Effective Date does not occur.

72.                               Any Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or Plaintiffs’ Service Award awarded by the Court shall be paid not earlier than thirty (30) days after the later of the Final Effective Date or the expiration of any appeal period for any order making an Attorneys’ Fee Award, Reimbursement for Costs and Expenses or Plaintiffs’ Service Award or, in the event of an appeal, the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of, concluded, or resolved.

XII.                         FINAL APPROVAL

73.                               Separately from any motions for an Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, or any Plaintiffs’ Service Awards, Plaintiffs and Plaintiffs’ Class Counsel agree to file with the Court, and Defendants will not oppose, a motion and supporting papers seeking final approval of this Settlement Agreement and for the entry of a Final Order and Final Judgment substantially in the forms attached hereto as Exhibits “B” and “C”:

a.                                      Determining that the Court has personal jurisdiction over all Plaintiffs and Settlement Class Members, that the Court has subject matter jurisdiction over the claims asserted in the Action, and that venue is proper;

b.                                      Finally approving the Settlement Agreement and settlement as fair, reasonable, and adequate, pursuant to Fed. R. Civ. P. 23;

c.                                       Finally approving and certifying the Settlement Class for settlement purposes only;

d.                                      Finding that the Class Notice and dissemination methodology complied with all laws, including, but not limited to, the Due Process Clause of the United States Constitution, and was fair, adequate, and sufficient, as the best practicable notice under the circumstances, and as reasonably calculated to apprise members of the Settlement Class of the Action, the Settlement Agreement, their objection rights, and their exclusion rights;

e.                                       Dismissing the Action with prejudice and without costs (except as provided for herein as to costs);

f.                                        Incorporating the Release set forth in the Settlement Agreement and making the Release effective as of the Final Approval Date;

g.                                       Listing all Opt-Outs;

h.                                      Certifying that the notification requirements of the Class Action Fairness Act, 28 U.S.C. § 1715, have been met;

i.                                          Approving the Plan of Administration and Distribution;

j.                                         Authorizing the Parties to implement the terms of the Settlement Agreement;

k.                                      Permanently enjoining Plaintiffs and all other Settlement Class Members and those subject to their control, from commencing, maintaining, or participating in, or permitting another to commence, maintain, or participate in on its behalf, any Released Claims against the Releasees;

l.                                          Retaining jurisdiction relating to the administration, consummation, enforcement, and interpretation of the Settlement Agreement and the Final Order and Final Judgment, and for any other necessary purpose; and

m.                                  Issuing related Orders to effectuate the final approval of the Settlement Agreement and its implementation.

XIII.                    MODIFICATION OR TERMINATION OF THIS SETTLEMENT AGREEMENT

74.                               The terms and provisions of this Settlement Agreement may be amended, modified, or expanded by written agreement of the Parties and approval of the Court; provided, however, that after entry of the Final Order and Final Judgment, the Parties may by written agreement effect such amendments, modifications, or expansions of this Settlement Agreement and its implementing documents (including all exhibits hereto) without further notice to the Settlement Class or approval by the Court if such changes are consistent with the Court’s Final Order and Final Judgment and do not limit the rights of Settlement Class Members under this Settlement Agreement.

75.                               If the Court declines to finally approve the settlement, or if such approval is reversed, vacated, or otherwise materially modified on appeal, or if the Court materially modifies the terms of the proposed Final Order or Final Judgment as provided for in Section XII hereto, or if the Court enters the Final Order and Final Judgment and appellate review is sought, and on such review, either the Final Order or Final Judgment is reversed, vacated or materially modified, then any party to this Settlement Agreement may terminate its participation in this Settlement Agreement; provided, however, that any reversal, vacating or modification on appeal of any amount of Plaintiffs’ Class Counsel’s Attorneys’ Fees Award or Reimbursement for Costs and Expenses by the Court, or any amount of Plaintiffs’ Service Awards to any Plaintiff, or any

determination by the Court to award less than the amount requested in attorneys’ fees or costs to Plaintiffs’ Class Counsel or incentive payments to Plaintiffs, shall not give rise to any right of termination or otherwise serve as a basis for termination of this Settlement Agreement.  The terminating party must exercise the option to withdraw from and terminate its participation in this Settlement Agreement, as provided in this Section, by a signed writing served on all of the other Parties no later than five (5) days after receiving notice of the event prompting the termination.  Upon such termination, the terminating parties (party) will be returned to their position status quo ante in relation to their (its) adversary or adversaries, meaning, inter alia, that some or all of the motions, documents, and other filings relating to the terminating parties deemed withdrawn pursuant to the various stipulations between and among the Parties that were approved as Orders by the Court at Docket Nos. 689, 690 and 696 shall be deemed filed or served as of their original filed and service date and the orders docketed at Nos. 689, 690, 696 and 697 shall be deemed null and void.

76.                               The procedure for and the allowance or disallowance by the Court of any application for attorneys’ fees, costs, expenses, or reimbursement to be paid to Plaintiffs’ Class Counsel or for any Plaintiffs’ Service Awards are not part of the settlement of the Released Claims as set forth in this Settlement Agreement.  Neither Plaintiffs nor Plaintiffs’ Class Counsel, nor any other attorney who claims a right to receive attorneys’ fees and costs from this settlement, shall have the right to terminate the Settlement Agreement or otherwise affect or delay the finality of the Final Order and Final Judgment based on any finding, ruling, holding, or proceeding relating to any Attorneys’ Fee Award, Reimbursement for Costs and Expenses, or Plaintiffs’ Service Awards, or any separate appeal from any separate order, finding, ruling, holding, or proceeding relating to any of them or reversal or modification of any of them.

77.                               Each Defendant will have the right (but not the obligation) to terminate its respective portion of the settlement if the total number of percentage-based Comdata Proprietary Transactions during the Settlement Class Period at members of the Settlement Class who choose to opt out of the settlement exceeds 11.5 percent of the total number of Settlement Class Members’ percentage-based Comdata Proprietary Transactions during the Settlement Class Period.

78.                               If an option to withdraw from and terminate this Settlement Agreement arises under the preceding Paragraph, any Defendant wishing to exercise such option must inform Plaintiffs’ Class Counsel in writing within five (5) business days of receiving the Opt-Out information from Class Counsel.  Failure to exercise such option within that time period will constitute a termination of the option.   Defendants are not required for any reason or under any circumstance to exercise that option and any exercise of that option shall be in good faith.

79.                               If, but only if, this Settlement Agreement is terminated pursuant to Paragraphs 75 or 77 above, then this Settlement Agreement shall be null and void as between the terminating Defendant and Plaintiffs and shall have no force or effect as between them and neither the terminating Defendant nor Plaintiffs shall be bound as between one another to the terms of this Settlement Agreement, except as follows:

a.                                      The terminating Defendant and Plaintiffs will be required to petition the Court to have any stay or similar orders entered as a result of the settlement, including pursuant to this Settlement Agreement lifted as to them;

b.                                      All of its provisions, and all negotiations, statements, and proceedings relating to it shall be without prejudice to the rights of the terminating Defendant, Plaintiffs, or any member of the Settlement Class, all of whom shall be restored to their respective positions existing immediately before the execution of any memoranda of understanding contemplating this  Settlement Agreement, except that the terminating Defendant and Plaintiffs shall cooperate in requesting that the Court set a new scheduling order such that their substantive and procedural rights are not prejudiced by the settlement negotiations and proceedings;

c.                                       The terminating Defendant would expressly and affirmatively reserve all defenses, arguments, and motions as to all claims that have been or might later be asserted in the Actions, including, without limitation, the argument that the Actions may not be litigated as a class action;

d.                                      Plaintiffs and all other members of the Settlement Class, on behalf of themselves and their heirs, assigns, executors, administrators, predecessors, and successors, would expressly and affirmatively reserve and would not waive all motions as to, and arguments in support of, all claims, causes of actions or remedies that have been or might later be asserted in the Actions including, without limitation, any argument concerning class certification;

e.                                       The terminating Defendant would expressly and affirmatively reserve and would not waive any motions and positions as to, and arguments in support of, all defenses to the causes of action or remedies that have been sought or might be later asserted in the Actions, including, without limitation, any argument or position opposing class certification, liability or damages;

f.                                        Neither this Settlement Agreement, the fact of its having been made, nor the negotiations leading to it, nor any discovery or action taken by a Party or member of the Settlement Class pursuant to this Settlement Agreement shall be admissible or entered into evidence for any purpose whatsoever;

g.                                       Any settlement-related order(s) or judgment(s) entered in this Action after the date of execution of this Settlement Agreement shall be deemed vacated and shall be without any force or effect as to the terminating Defendant and Plaintiffs, and the Release with respect each terminating Defendant’s Releasees shall be null and void;

h.                                      All Settlement Administration Costs incurred in connection with the settlement and the Settlement Administrator, including, but not limited to, notice, publication, and customer communications, will be paid from the Comdata/Ceridian Settlement Fund, the Love’s Settlement Fund, the Pilot Settlement Fund, and the TA Settlement Fund and, after its creation following the Final Effective Date, the Aggregate Settlement Fund.  Neither Plaintiffs nor Plaintiffs’ Class Counsel shall be responsible for any of these costs or other settlement-related costs;

i.                                          The amount of any Attorneys’ Fees Award previously sought by Plaintiffs’ Class Counsel or Plaintiffs at the time of termination, if any, shall be reduced on a pro rata basis to reflect the termination of this Settlement Agreement by the terminating Defendant; and

j.                                         The entire remainder of the terminating Defendants’ Settlement Fund, less the Settlement Administration Costs incurred as of the date of termination shall be returned to the respective terminating Defendant.

XIV.                     CONTINUING JURISDICTION

80.                               The Court will retain continuing jurisdiction over Plaintiffs, the Settlement Class Members, Plaintiffs’ Class Counsel, and Defendants to implement, administer, consummate, and enforce this Settlement Agreement and the Final Order and Final Judgment, except that the exclusive jurisdiction for adjudicating any disputes pursuant to Paragraphs 26 through 29 shall be by arbitration as provided in those paragraphs and nothing in this Section or this Settlement Agreement shall be construed to limit the operation of those Paragraphs.

81.                               All proceedings with respect to the administration, processing and determination of Claim Forms or with respect to any Attorneys’ Fee Award, any Reimbursement for Costs and Expenses, or any Plaintiffs’ Service Award described in this Settlement Agreement and the determination of all controversies relating thereto, shall be subject to the continuing jurisdiction of the Court.

82.                               Except for the resolution of any claims under Paragraphs 26 through 29 above, which will be resolved by the Arbitrator, Defendants, Plaintiffs’ Class Counsel, and Plaintiffs agree, and Settlement Class Members will be deemed to have agreed, to submit irrevocably to the exclusive jurisdiction of the Court for the resolution of any matter covered by this Settlement Agreement, the Release, the Final Order, the Final Judgment, or the applicability of this Settlement Agreement, the Release, the Final Order, or the Final Judgment.

83.                               All applications to the Court with respect to any aspect of this Settlement Agreement, the Release, the Final Order, or the Final Judgment shall be presented to and be determined by United States District Court Judge James Knoll Gardner for resolution, or, if he is not available, any other District Court Judge designated by the Court.

XV.                          GENERAL MATTERS AND RESERVATIONS

84.                               Defendants have denied and continue to deny each and all of the claims and contentions alleged in the Actions, and have denied and continue to deny that they have committed any violation of law or engaged in any wrongful act that was alleged, or that could have been alleged, in the Actions.  Defendants believe that they have valid and complete defenses to the claims asserted against them in the Actions and deny that they committed any violations of law, engaged in any unlawful act or conduct, or that there is any basis for liability for any of the claims that have been, are, or might have been alleged in the Actions.  Nonetheless, Defendants have concluded that it is desirable that the Actions be fully and finally settled in the matter and upon the terms and conditions set forth in this Settlement Agreement.

85.                               The obligation of the Parties to conclude the proposed settlement is and shall be contingent upon each of the following:

a.                                      Entry by the Court of the Final Order and Final Judgment approving the settlement, from which the time to appeal has expired or which have remained unmodified after any appeal(s); and

b.                                      Any other conditions stated in this Settlement Agreement.

86.                               Except as otherwise previously agreed, the Parties and their counsel agree to keep the contents of this Settlement Agreement confidential until the date on which the motion for preliminary approval is filed; provided, however, that this Paragraph shall not prevent Defendants from disclosing such information, prior to the date on which the motion for preliminary approval is filed, to state and federal agencies, independent accountants, actuaries, advisors, financial analysts, insurers or attorneys, or as otherwise required by law or regulation, nor shall it prevent Defendants from disclosing such information based on the substance of this Settlement Agreement.  Nor shall it prevent the Parties and their counsel from disclosing such information to persons or entities (such as experts, courts, co-counsel, escrow agents, banks, and/or administrators) to whom the Parties agree disclosure must be made in order to effectuate the terms and conditions of this Settlement Agreement.

87.                               Information provided by any Defendant or its counsel to Plaintiffs, Plaintiffs’ Class Counsel, any individual member of the Settlement Class, counsel for any individual member of the Settlement Class, administrators and/or consultants from Econ One, pursuant to the negotiation and implementation of this Settlement Agreement, includes trade secrets and highly confidential and proprietary business information and shall be deemed “Highly Confidential” pursuant to the Second Amended Protective Order in the Action, and shall be subject to all of the provisions thereof.  Any materials inadvertently produced shall, upon the producing Defendant’s request, be promptly returned to that Defendant through its counsel, and there shall be no implied or express waiver of any privileges, rights and defenses.  Nothing in this Paragraph shall be deemed to preclude Plaintiffs’ Class Counsel from furnishing Comdata’s FMLog transaction data to the Settlement Administrator and Econ One for purposes of providing Class Notice and executing the claims administration process, so long as the Settlement Administrator and Econ One each agrees in writing to be bound by the terms of the governing protective order in the Actions, nor shall this Paragraph be construed as precluding the Settlement Administrator or Econ One from making use of such data for purposes of providing Class Notice or executing the claims administration process.

88.                               Six months after the distribution of the settlement funds to Settlement Class Members who submitted timely and valid Claim Forms, the Settlement Administrator shall either destroy or return all documents and materials to the Defendants and/or their counsel and/or Plaintiffs’ Class Counsel that produced the documents and materials, except that it shall not destroy any and all Claim Forms, including any and all information and/or documentation submitted by Settlement Class Members. Nothing in this Settlement Agreement shall affect any confidentiality order or protective order entered by the Court in the Actions.

89.                               The Parties agree that within ten (10) days after the opt-out deadline provided in the Court’s Preliminary Approval Order, they may, in their own discretion, lift or release any and all applicable litigation holds or document preservation notices requiring their employees or agents to preserve documents and electronic data as a result of the Actions on a going forward basis, and may return to their ordinary document retention policies, if any, provided that the Parties must continue to retain through the Final Effective Date previously collected documents, and in the case of Comdata, FMLog transaction data.  The Parties agree that such release of any such litigation holds or document preservation notices pursuant to this Paragraph shall not under any circumstances provide a basis for any claim of spoliation of evidence in the Actions or any subsequent proceeding involving the Parties.

90.                               With respect to documents produced by the Parties in the Actions, the Final Effective Date shall constitute the “termination of the Litigation” for purposes of Paragraph 19 of the Second Amended Protective Order such that within sixty (60) days of the Final Effective Date the Parties shall return or destroy Confidential Material and/or Highly Confidential Material in compliance with the terms of that Paragraph of the Second Amended Protective Order.

91.                               Defendants’ execution of this Settlement Agreement shall not be construed to release—and Defendants expressly do not intend to release—any claim Defendants may have or make against any insurer for any cost or expense incurred in connection with this settlement, including, without limitation, for attorneys’ fees and costs.

92.                               Plaintiffs’ Class Counsel represent that: (1) they are authorized by Plaintiffs to enter into this Settlement Agreement with respect to the claims in the Actions; and (2) they are seeking to protect the interests of the Settlement Class.

93.                               Plaintiffs and Plaintiffs’ Class Counsel further represent that Plaintiffs: (1) have agreed to serve as representatives of the Settlement Class proposed to be certified herein; (2) are willing, able, and ready to perform all of the duties and obligations of representatives of the

Settlement Class, including, but not limited to, being involved in discovery and fact finding; (3) have read the pleadings in the Actions, or have had the contents of such pleadings described to them; (4) are familiar with the results of the fact-finding undertaken by Plaintiffs’ Class Counsel to the extent possible given the Protective Order in this case; (5) have been kept apprised of settlement negotiations among the Parties (except that plaintiff Mahwah Fuel Stop was not involved in the preliminary negotiations of the memoranda of understanding entered in to in advance of this Settlement Agreement), and have either read this Settlement Agreement, including the exhibits annexed hereto, or have received a detailed description of it from Plaintiffs’ Class Counsel and they have agreed to its terms; (6) have consulted with Plaintiffs’ Class Counsel about the Actions and this Settlement Agreement and the obligations imposed on representatives of the Settlement Class; (7) have authorized the execution of this Settlement Agreement; (8) shall remain and serve as representatives of the Settlement Class until the terms of this Settlement Agreement are effectuated, this Settlement Agreement is terminated in accordance with its terms, or the Court at any time determines that said Plaintiffs cannot represent the Settlement Class, and (9) believe the settlement to be in the best interests of the Settlement Class.

94.                               Plaintiffs further represent and warrant that the individuals executing this Settlement Agreement are authorized to enter into this Settlement Agreement on behalf of each respective Plaintiff.

95.                               Defendants represent and warrant that the individuals executing this Settlement Agreement are authorized to enter into this Settlement Agreement on behalf of each respective Defendant.

96.                               This Settlement Agreement, complete with its exhibits, sets forth the sole and entire agreement among the Parties with respect to its subject matter, and it may not be altered, amended, or modified except by written instrument executed by Plaintiffs’ Class Counsel and each Defendant and its counsel.  The Parties expressly acknowledge that no other agreements, arrangements, or understandings not expressed in this Settlement Agreement exist among or between them, and that in deciding to enter into this Settlement Agreement, they rely solely upon their judgment and knowledge. This Settlement Agreement supersedes any prior agreements, understandings, or undertakings (written or oral) by and between the Parties regarding the subject matter of this Settlement Agreement.

97.                               The Parties further acknowledge that they are executing this Settlement Agreement after independent investigation and without fraud, duress or undue influence.

98.                               The Parties acknowledge and agree that no opinion concerning the tax consequences of the proposed settlement to Settlement Class Members is given or will be given by the Parties, nor are any representations or warranties in this regard made by virtue of this Settlement Agreement.  Each Settlement Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Settlement Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Settlement Class Member.

99.                               This Settlement Agreement and any amendments thereto shall be governed by and interpreted according to the law of the Commonwealth of Pennsylvania notwithstanding its conflict of law provisions.

100.                        Except as set forth in Paragraphs 26 through 29, any disagreement and/or action to enforce this Settlement Agreement shall be commenced and maintained only in the Court.

101.                        Whenever this Settlement Agreement requires or contemplates that one of the Parties shall or may give notice to the other, notice shall be provided by e-mail and/or next-day (excluding Saturdays, Sundays and Federal Holidays) express delivery service as follows:

If to Comdata, then to:

J. Gordon Cooney, Jr.
Steven A. Reed
R. Brendan Fee
MORGAN LEWIS & BOCKIUS LLP
1701 Market Street
Philadelphia, PA 19103
E-mail: jgcooney@morganlewis.com
sreed@morganlewis.com
bfee@morganlewis.com

If to Ceridian, then to:

Carolyn P. Short
Shannon E. McClure
REED SMITH LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA 19103
E-mail: cshort@reedsmith.com
smcclure@reedsmith.com

If to Love’s, then to:

Mack J. Morgan, III
CROWE & DUNLEVY, P.C.
20 North Broadway, Suite 1800
Oklahoma City, OK 73102
E-mail: mack.morgan@crowedunlevy.com

If to Pilot, then to:

John H. Bogart
TELOS VG, PLLC
299 South Main, Suite 1300
Salt Lake City, UT 84111
E-mail: Jbogart@telosvg.com

If to the TA Defendants, then to:

Jane E. Willis
Matthew L. McGinnis
ROPES & GRAY LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
E-mail: jane.willis@ropesgray.com
matthew.mcginnis@ropesgray.com

If to Plaintiffs, then to:

Eric L. Cramer
Andrew C. Curley
BERGER & MONTAGUE, P.C.
1622 Locust Street
Philadelphia, PA 19103
E-mail: ecramer@bm.net
acurley@bm.net

102.                        All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided.  In computing any period of time prescribed or allowed by this Settlement Agreement or by order of the Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a Federal Holiday, or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the office of the clerk of the court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days.  As used in this Section, “Federal Holiday” includes New Year’s Day, Birthday of Martin Luther King, Jr., Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Patriot’s Day, Thanksgiving Day, Christmas Day, and any other day appointed as a holiday by the President, the Congress of the United States, or the Clerk of the United States District Court for the Eastern District of Pennsylvania.

103.        The Parties reserve the right, subject to the Court’s approval, to agree to any reasonable extensions of time that might be necessary to carry out any of the provisions of this Settlement Agreement.

104.        Neither the Settlement Class, Plaintiffs, Plaintiffs’ Class Counsel, Defendants, nor their counsel shall be deemed to be the drafter of this Settlement Agreement or of any particular provision, nor shall they argue that any particular provision should be construed against its drafter.  All Parties agree that this Settlement Agreement was drafted by counsel for the Parties during extensive arm’s length negotiations.  No parol or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which this Settlement Agreement was made or executed.

105.        The Parties expressly acknowledge and agree that this Settlement Agreement and its exhibits, along with all related drafts, motions, pleadings, conversations, negotiations, and correspondence, constitute an offer of compromise and a compromise within the meaning of Federal Rule of Evidence 408 and any equivalent rule of evidence in any state.  In no event shall this Settlement Agreement, any of its provisions or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as, or deemed to be evidence of any kind in the Action, any other action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce this Settlement Agreement or the rights of the Parties, their counsel, or the Releasees.  Without limiting the foregoing, neither this Settlement Agreement nor any related negotiations, statements, or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including, but not limited to, the Releasees, Plaintiffs, or the Settlement Class or as a

waiver by the Releasees, Plaintiffs, or the Settlement Class of any applicable privileges, claims or defenses.

106.        Plaintiffs expressly affirm that the allegations contained in the Actions were made in good faith, but consider it desirable for the Action to be settled and dismissed because of the substantial benefits that the proposed settlement will provide to Settlement Class Members.

107.        The Parties, their successors and assigns, and their counsel undertake to implement the terms of this Settlement Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of the terms of this Settlement Agreement.

108.        The waiver by one Party of any breach of this Settlement Agreement by another Party shall not be deemed a waiver of any prior or subsequent breach of this Settlement Agreement.

109.        If one Party to this Settlement Agreement considers another Party to be in breach of its obligations under this Settlement Agreement, that Party must provide the breaching Party with written notice of the alleged breach and provide a reasonable opportunity to cure the breach before taking any action to enforce any rights under this Settlement Agreement.

110.        The Parties, their successors and assigns, and their counsel agree to cooperate fully with one another in seeking Court approval of this Settlement Agreement and to use their best efforts to effect the prompt consummation of this Settlement Agreement and the proposed settlement.

111.        This Settlement Agreement may be signed with a facsimile signature and in counterparts, each of which shall constitute a duplicate original.

112.        In the event any one or more of the provisions contained in this Settlement Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision if Defendants and Plaintiffs’ Class Counsel, on behalf of Plaintiffs and the Settlement Class, mutually agree in writing to proceed as if such invalid, illegal, or unenforceable provision had never been included in this Settlement Agreement. Any such agreement shall be reviewed and approved by the Court before it becomes effective.

113.        All headings used in this Settlement Agreement are for reference and convenience only and shall not affect the meaning or interpretation of this Settlement Agreement.

IN WITNESS WHEREOF, the signatories below have read and understood this Settlement Agreement, have executed it, represent that the undersigned are authorized to execute this Settlement Agreement on behalf of their respectively represented parties, have agreed to be bound by its terms, and have duly executed this Settlement Agreement.

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BY	DATE: , 2014
NAME:
POSITION:
MARCHBANKS TRUCK SERVICE, INC. D/B/A BEAR MOUNTAIN TRAVEL STOP
PLAINTIFF

BY	DATE: , 2014
NAME:
POSITION:
GERALD F. KRACHEY D/B/A/ KRACHEY’S BP SOUTH
PLAINTIFF

BY	DATE: , 2014
NAME:
POSITION:
WALT WHITMAN TRUCK STOP
PLAINTIFF

BY	DATE: , 2014
NAME:
POSITION:
MAHWAH FUEL STOP
PLAINTIFF

BY	DATE: , 2014
ERIC L. CRAMER
BERGER & MONTAGUE, P.C.
PLAINTIFFS’ CLASS COUNSEL

BY	DATE: , 2014
ERIC FASTIFF
LIEFF CABRASER HEIMANN & BERNSTEIN, LLP
PLAINTIFFS’ CLASS COUNSEL

BY	DATE: , 2014
STEPHEN NEUWIRTH
QUINN EMANUEL URQUHART & SULLIVAN, LLP
PLAINTIFFS’ CLASS COUNSEL

BY	DATE: , 2014
NAME:
POSITION:
COMDATA NETWORK, INC. N/K/A COMDATA INC.

BY	DATE: , 2014
J. GORDON COONEY, JR.
MORGAN, LEWIS & BOCKIUS LLP
COUNSEL FOR COMDATA NETWORK, INC. N/K/A COMDATA INC.

BY	DATE: , 2014
NAME:
POSITION:
CERIDIAN CORPORATION N/K/A CERIDIAN LLC

BY	DATE: , 2014
CAROLYN P. SHORT
REED SMITH LLP
COUNSEL FOR CERIDIAN CORPORATION N/K/A CERIDIAN LLC

BY	DATE: , 2014
NAME:
POSITION:
PILOT TRAVEL CENTERS LLC AND PILOT CORPORATION

BY	DATE: , 2014
JOHN H. BOGART
TELOS VG PLLC
COUNSEL FOR PILOT TRAVEL CENTERS LLC AND PILOT CORPORATION

BY	DATE: , 2014
NAME:
POSITION:
TRAVELCENTERS OF AMERICA LLC, TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC, TA OPERATING LLC, AND PETRO STOPPING CENTERS, L.P.

BY	DATE: , 2014
JANE E. WILLIS
ROPES & GRAY LLP
COUNSEL FOR TRAVELCENTERS OF AMERICA LLC, TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC, TA OPERATING LLC, AND PETRO STOPPING CENTERS, L.P.

BY	DATE: , 2014
NAME:
POSITION:
LOVE’S TRAVEL STOPS & COUNTRY STORES, INC.

BY	DATE: , 2014
MACK J. MORGAN, III
CROWE & DUNLEVY, P.C.
COUNSEL FOR LOVE’S TRAVEL STOPS & COUNTRY STORES, INC.